

                                                                   Exhibit 10.39





                            STOCK PURCHASE AGREEMENT





                                  BY AND AMONG


                             THE TITAN CORPORATION,

                                  SENCOM CORP.,

                                       AND

                        THE STOCKHOLDERS OF SENCOM CORP.












                            DATED AS OF MAY 31, 2000



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                                TABLE OF CONTENTS

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

                                    ARTICLES
                                                                                                   Page
                                                                                                   ----
ARTICLE I  SALE AND PURCHASE OF STOCK................................................................1

      SECTION 1.01  Sale and Purchase of Stock.......................................................1
      SECTION 1.02  Purchase Price...................................................................1
      SECTION 1.03  Delivery of Purchase Price.......................................................2
      SECTION 1.04  Holdback Consideration; Determination of Closing Adjustment......................2
      SECTION 1.05  Retention Bonus Pool.............................................................4

ARTICLE II  ADDITIONAL UNDERTAKINGS AND COVENANTS....................................................5

      SECTION 2.01  Conduct of Business of Company Until Closing.....................................5
      SECTION 2.02  Reasonable Best Efforts to Satisfy Conditions....................................7
      SECTION 2.03  Other Actions....................................................................7
      SECTION 2.04  Certain Tax Matters..............................................................8
      SECTION 2.05  Access and Information...........................................................9
      SECTION 2.06  Notification Filing Required under HSR Act.......................................9
      SECTION 2.07  Access to Company Information....................................................9
      SECTION 2.08  Exon-Florio Notice; Mitigation of FOCI...........................................9
      SECTION 2.09  Appropriate Action; Consents; Filings............................................10
      SECTION 2.10  Disclosure.......................................................................11
      SECTION 2.11  Public Announcements.............................................................11
      SECTION 2.12  Transaction Expenses.............................................................12
      SECTION 2.13  Section 338(h)(10) Election......................................................12
      SECTION 2.14  Waiver of Right of First Refusal.................................................12

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE COMPANY STOCKHOLDERS..................12

      SECTION 3.01  Organization and Qualification...................................................12
      SECTION 3.02  Subsidiaries.....................................................................13
      SECTION 3.03  Certificate of Incorporation and Bylaws..........................................13
      SECTION 3.04  Capitalization...................................................................13
      SECTION 3.05  Authority; Binding Obligation....................................................14
      SECTION 3.06  No Conflict; Required Filings and Consents.......................................14
      SECTION 3.07  Intellectual Property............................................................15
      SECTION 3.08  Financial Statements and Condition...............................................16
      SECTION 3.09  Absence of Certain Developments..................................................17
      SECTION 3.10  Absence of Undisclosed Liabilities...............................................18
      SECTION 3.11  Litigation; Disputes.............................................................19
      SECTION 3.12  Real Property Leases.............................................................19
      SECTION 3.13  Other Agreements; No Default.....................................................20

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
      SECTION 3.14  Labor Relations..................................................................20
      SECTION 3.15  Pension and Benefit Plans........................................................20
      SECTION 3.16  Taxes and Tax Matters............................................................22
      SECTION 3.17  Insurance........................................................................24
      SECTION 3.18  Arrangements With Related Parties................................................24
      SECTION 3.19  Books and Records................................................................24
      SECTION 3.20  Assets...........................................................................24
      SECTION 3.21  Directors and Officers...........................................................24
      SECTION 3.22  Environmental Matters............................................................25
      SECTION 3.23  Y2K Compliance...................................................................25
      SECTION 3.24  Government Contracts and Other Commitments.......................................25
      SECTION 3.25  Relations with Governments.......................................................27
      SECTION 3.26  Broker's Fees....................................................................27
      SECTION 3.27  Security Clearances..............................................................27
      SECTION 3.28  Disclosure.......................................................................27

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF EACH COMPANY STOCKHOLDER...............................28

      SECTION 4.01  Title to Common Stock............................................................28
      SECTION 4.02  Authority and Capacity...........................................................28
      SECTION 4.03  Absence of Violation.............................................................28
      SECTION 4.04  Restrictions and Consents........................................................29
      SECTION 4.05  Binding Obligation...............................................................29
      SECTION 4.06  Transfer of Title................................................................29

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF ACQUIROR................................................29

      SECTION 5.01  Organization and Qualification...................................................29
      SECTION 5.02  Certificate or Articles of Incorporation and Bylaws..............................30
      SECTION 5.03  Authority; Binding Obligation....................................................30
      SECTION 5.04  No Conflict; Required Filings and Consents.......................................30

ARTICLE VI  CONDITIONS PRECEDENT.....................................................................31

      SECTION 6.01  Conditions to Obligations of Each Party Under This Purchase Agreement............31
      SECTION 6.02  Additional Conditions to Obligations of Acquiror.................................32
      SECTION 6.03  Additional Conditions to Obligations of Company and the Company Stockholders.....33

ARTICLE VII  CLOSING................................................................................ 34

      SECTION 7.01  Closing of Sale and Purchase.....................................................34
      SECTION 7.02  Deliveries by the Company Stockholders...........................................34
      SECTION 7.03  Deliveries by Company............................................................34
      SECTION 7.04  Deliveries by Acquiror...........................................................35

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER......................................................35

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
      SECTION 8.01  Termination......................................................................35
      SECTION 8.02  Effect of Termination............................................................36
      SECTION 8.03  Amendment........................................................................36
      SECTION 8.04  Extension; Waiver................................................................37

ARTICLE IX  SURVIVAL OF REPRESENTATIONS; REMEDIES....................................................37

      SECTION 9.01  Survival of Representations......................................................37
      SECTION 9.02  Indemnification by Company Stockholders; Right to Offset.........................37
      SECTION 9.03  Indemnification by Acquiror......................................................40
      SECTION 9.04  Third Party Claims...............................................................42
      SECTION 9.05  No Recourse Against the Company..................................................43
      SECTION 9.06  Remedies Cumulative..............................................................44

ARTICLE X  GENERAL PROVISIONS........................................................................44

      SECTION 10.01  Notices.........................................................................44
      SECTION 10.02  Headings........................................................................45
      SECTION 10.03  Severability....................................................................45
      SECTION 10.04  EntireAgreement.................................................................45
      SECTION 10.05  Assignment......................................................................46
      SECTION 10.06  No Brokers......................................................................46
      SECTION 10.07  Parties in Interest.............................................................46
      SECTION 10.08  Mutual Drafting.................................................................46
      SECTION 10.09  Governing Law...................................................................46
      SECTION 10.10  Counterparts....................................................................46
      SECTION 10.11  Singular and Plural.............................................................47
      SECTION 10.11  Post-Closing Access to Records..................................................47

ARTICLE XI DEFINITIONS...............................................................................47



                                    EXHIBITS

EXHIBIT A               Company Stockholders


                                      iii
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                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT, dated as of May 31, 2000 (this "Purchase Agreement"), is entered into by and among The Titan Corporation, a corporation organized under the laws of the State of Delaware ("Acquiror"), Sencom Corp., a corporation organized under the laws of the Commonwealth of Massachusetts ("Company") and the stockholders of the Company identified on EXHIBIT A attached hereto (the "Company Stockholders", and together with "Acquiror," and "Company" individually hereinafter referred to as "Party" and collectively hereinafter referred to as the "Parties");

         WHEREAS, Acquiror desires to acquire Company;

         WHEREAS, the Company Stockholders own all of the issued and outstanding shares of common stock, $0.10 par value, of Company ("Company Common Stock"); and

         WHEREAS, the Company Stockholders desire to sell and Acquiror desires to purchase all of the issued and outstanding shares of Company Common Stock at a price and upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Purchase Agreement, and intending to be legally bound hereby, the Parties agree as follows.


                                    ARTICLE I

                           SALE AND PURCHASE OF STOCK


SECTION 1.01  SALE AND PURCHASE OF STOCK

On the basis of the representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions of this Purchase Agreement, each Company Stockholder severally agrees to sell to Acquiror, and Acquiror agrees to purchase from each Company Stockholder, the number of shares of issued and outstanding Company Common Stock set forth opposite the name and address of such Company Stockholder on EXHIBIT A (which shares, collectively, constitute all of the outstanding capital stock of Company), for the consideration specified in Section 1.02.

SECTION 1.02  PURCHASE PRICE

For and in consideration of the conveyances described herein, Acquiror agrees to pay in aggregate to the Company Stockholders, and the Company Stockholders agree to accept from Acquiror, as consideration for all of the Company Common Stock, the sum of Thirty Five Million Dollars ($35,000,000), subject to any adjustments pursuant to Section
1.04 (the "Purchase Price"):

SECTION 1.03  DELIVERY OF PURCHASE PRICE

The Purchase Price shall be delivered by Acquiror as follows: (i) an aggregate of Twenty Eight Million Seven Hundred Thousand Dollars ($28,700,000) shall be payable at the Closing (as defined in Section 7.01 of this Purchase Agreement) to the Company Stockholders by wire transfer of immediately available funds payable to each Company Stockholder in the proportion of each such Company Stockholder's ownership of the Company Common Stock identified in EXHIBIT A and to such accounts that are identified by the Company Stockholders not less than two (2) business days prior to the Closing Date (as defined in Section 7.01 of this Purchase Agreement) (the "Cash Consideration"); (ii) an aggregate of Three Million Dollars ($3,000,000) (as adjusted pursuant to SECTION 1.04) shall be payable within ten (10) days after completion of the calculation of the adjustments in accordance with SECTION 1.04 hereof ("Holdback Consideration");
(iii) an aggregate of One Million Three Hundred Thousand Dollars ($1,300,000) shall be payable as bonuses to certain employees of the Company pursuant to
SECTION 1.05 hereof ("Retention Bonus Pool"), and (iv) an aggregate of Two Million Dollars ($2,000,000) shall be payable to the Company Stockholders eighteen (18) months after the date of Closing, subject to reduction for any indemnification claims of the Acquiror pursuant to SECTION 9.02, such sum to accrue interest at a rate of seven percent (7%) per annum from the date of Closing until the amount due to the Company Stockholders is paid (the "Indemnification Holdback"). The amount of all debt of the Company as of Closing, including, without limitation all bank debt, related party debt, intercompany debt and accrued bonuses shall be deducted from the Cash Consideration and funded by Acquiror to the Company and paid by the Company directly at Closing, and in the case of accrued bonuses within ten (10) days thereafter. Debt of the Company shall not be deemed to include (i) normal trade payables or accrued expenses not past due in accordance with the usual payment practices of the Company or (ii) future commitments not then past due under leases or other contracts of the Company.


SECTION 1.04  HOLDBACK CONSIDERATION; DETERMINATION OF CLOSING ADJUSTMENT

         (a) HOLDBACK CONSIDERATION. Within ten (10) business days after the final determination of the Closing Adjustment, the Accounts Payable Adjustment and the Tax Adjustment pursuant to Section 1.04(b), Acquiror shall pay to the Company Stockholders, the Holdback Consideration plus or minus, as the case may be, the Closing Adjustment, if any, and minus the Accounts Payable Adjustment and the Tax Adjustment, if any.

         (b) DETERMINATION OF ADJUSTMENTS. The "Closing Adjustment" shall equal the amount by which the cash and cash equivalents of the Company on the Closing Date is greater or less than zero. The "Accounts Payable Adjustment" shall equal the sum of Accounts Payable on the Closing Date that have not been paid in accordance with customary trade terms and are then past due. The "Tax Adjustment" shall equal the total amount due and owing by Company under the September 2000 Company Tax Returns, calculated as set forth in Section 2.04. The Company will use its best efforts to close its books and records for the period ending on the Closing Date

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within thirty (30) days after the Closing Date and shall deliver to the Acquiror or, at the request of the Acquiror, to Acquiror and Arthur Andersen LLP, such books and records as shall be requested by Acquiror or Arthur Andersen LLP to enable Arthur Andersen LLP to perform an audit of the consolidated financial statements of the Company as of the Closing Date and to determine the amount of the Closing Adjustment and the Accounts Payable Adjustment based thereon. Upon receipt of such books and records, the Acquiror shall use its best efforts to cause Arthur Andersen LLP to complete an audit of the consolidated financial statements of the Company and to calculate the amount of the Closing Adjustment and the Accounts Payable Adjustment within thirty (30) days following receipt of the books and records of the Company. Acquiror shall deliver to the Stockholders' Representative a copy of such audited financial statements and the calculation of the amount of the Closing Adjustment and the Accounts Payable Adjustment promptly upon receipt of such items from Arthur Andersen LLP. The Stockholders' Representative shall have the right to review and copy the computations and workpapers used in connection with the preparation of the audited financial statements and the computation of the Closing Adjustment and the Accounts Payable Adjustment. If the Stockholders' Representative disagrees with the Closing Adjustment or the Accounts Payable Adjustment, the Stockholders' Representative shall so notify the Acquiror in writing within ten
(10) days after the date of receipt of the audited financial statements and the computation of the Closing Adjustment and the Accounts Payable Adjustment, specifying in detail any point of disagreement; PROVIDED, HOWEVER, if the Stockholders' Representative fails to notify the Acquiror in writing of the Stockholders' Representative's disagreement within such ten (10) day period, the determination of the Closing Adjustment and the Accounts Payable Adjustment shall be final, conclusive and binding on the Parties for purposes of determining the amount of the Holdback Consideration to be paid Company Stockholders pursuant to Section 1.04(a) with respect to the Closing Adjustment and the Accounts Payable Adjustment, but shall not limit Acquiror's other rights pursuant to this Purchase Agreement or any other document delivered in connection with this Purchase Agreement. The Acquiror and the Stockholders' Representative shall negotiate in good faith to resolve any such disagreement relating to the Closing Adjustment and the Accounts Payable Adjustment. If any such disagreement cannot be resolved by the Acquiror and the Stockholders' Representative within fifteen (15) days after a party has received notice from the other in accordance with the preceding two sentences of the existence of such disagreement, the Acquiror and the Stockholders' Representative shall jointly select the Boston office of a nationally recognized independent public accounting firm (which has not performed any service since January 1, 1996 for either the Company or the Acquiror or any of their respective Affiliates (the "Accounting Firm")), to act as an arbitrator to resolve as expeditiously as possible all points of disagreement with respect to the Closing Adjustment and the Accounts Payable Adjustment (or, in the event they are unable to agree, either may request the Boston, Massachusetts office of the American Arbitration Association to make such selection, which shall be final and binding on the Parties). All determinations made by the Accounting Firm with respect to the Closing Adjustment and the Accounts Payable Adjustment shall be final, conclusive and binding on the Parties hereto for purposes of determining the amount of the Holdback Consideration to be paid to the Company Stockholders, but shall not limit Acquiror's other rights pursuant to this Purchase Agreement or any other document delivered in connection with this Purchase Agreement. The fees and expenses of the Accounting Firm shall be borne by the non-prevailing Party. The Holdback Consideration shall be distributed to the respective Parties in accordance with the terms hereof not later than ninety (90) days following the Closing, PROVIDED, HOWEVER, that any specific amount then in dispute in good faith between the Parties may remain undistributed until such dispute has been settled or a final determination has been made, and PROVIDED FURTHER, that the Company Stockholders shall have filed the September 2000 Company Tax Returns (as defined in Section
2.04 hereof) prior to release of the Holdback Consideration.

         (c) APPOINTMENT OF STOCKHOLDERS' REPRESENTATIVE. Each Company Stockholder hereby appoints Fredrick Yeatts to be the appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Company Stockholders (with full power of substitution in the premises), in connection with the provisions of this Section 1.04 as they relate to the Company and the Company Stockholders generally, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, (i) to review all determinations of the Closing Adjustment and the Accounts Payable Adjustment and, to the extent deemed appropriate, dispute, question the accuracy of, compromise, settle or otherwise resolve any and all such determinations, (ii) to compromise on their behalf with Acquiror any claims asserted thereunder, (iii) to authorize payments to be made with respect to the Closing Adjustment and the Accounts Payable Adjustment, (iv) to execute and deliver on behalf of the Company Stockholders any documents or agreement contemplated by or necessary or desirable in connection with this Purchase Agreement and (v) to take such further actions including coordinating and administering post-closing matters related to the rights and obligations of the Company Stockholders as are authorized in this Purchase Agreement (the above named representative, as well as any subsequent representative of the Company Stockholders appointed by the Company Stockholders being referred to herein as the "Stockholders' Representative"). The Stockholders' Representative shall not be liable to any Company Stockholder, Acquiror, the Company or their respective Affiliates or any other Person with respect to any action taken or omitted to be taken by the Stockholders' Representative in his role as Stockholders' Representative under or in connection with this Purchase Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Stockholders' Representative. Acquiror shall be entitled to rely on such appointment and treat such Stockholders' Representative as the duly appointed attorney-in-fact of each Company Stockholder.

         (d) RECORD RETENTION. Acquiror, the Company and the Company Stockholders agree that following the Closing through the date of the final determination of the Closing Adjustment and the Accounts Payable Adjustment that they will not destroy any records pertaining to the final determination of the Closing Adjustment or the Accounts Payable Adjustment.

SECTION 1.05  RETENTION BONUS POOL

The Retention Bonus Pool shall be retained by Acquiror for the purpose of paying bonuses to certain employees of the Company. Prior to Closing, Company shall provide Acquiror with a list of not more than thirty (30) employees of the Company and the amount of the bonus to be paid to each (which shall not exceed the Retention Bonus Pool in the aggregate), with such bonuses to be paid (i) following the expiration of one (1) year from the date of Closing, provided such individual has been employed by Company or another affiliate of Acquiror for the full year following Closing or (ii) at such earlier time, if such individual's employment has been terminated by Company or Acquiror for a reason other than good cause prior to such date, such list to be set forth at Section 1.05 of the Company Disclosure Letter. The balance of the Retention Bonus Pool not paid to the employees under this Section 1.05 shall be promptly paid to the Company Stockholders pro rata in accordance with their respective holdings of Company Common Stock as set forth on EXHIBIT A.

                                   ARTICLE II

                      ADDITIONAL UNDERTAKINGS AND COVENANTS

Acquiror, on the one hand, Company and Company Stockholders jointly and severally, on the other hand, hereby covenant and agree with each other as follows:

SECTION 2.01  CONDUCT OF BUSINESS OF COMPANY UNTIL CLOSING

The Company hereby covenants and agrees that, from the date of this Purchase Agreement until the Closing, Company, unless otherwise expressly contemplated by this Purchase Agreement or consented to in writing by Acquiror, will carry on its business only in the Ordinary Course of Business, use its best efforts to preserve intact its business organization and Assets, maintain its rights and franchises, retain the services of its officers and employees and maintain its relationships with customers, suppliers, licensors, licensees and others having business dealings with it, and use its best efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained. Without limiting the generality of the foregoing, and except as set forth in SCHEDULE 2.01 of the Company Disclosure Letter, Company will not:

         (a) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; (ii) grant any severance or termination pay (other than pursuant to the normal severance practices or existing agreements of the Company in effect on the date of this Purchase Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee or otherwise without the prior written consent of Acquiror; (iii) establish, adopt, enter into or amend any Company Benefit Plan or other arrangement, except as may be required to comply with applicable Law; (iv) pay any benefit not provided for under any Company Benefit Plan or other arrangement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plan or other arrangement or agreement or awards made thereunder), (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any agreement or (vii) promote or fire any director, officer or employee;

         (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except as may be necessary to cover required tax payments or estimated tax payments in respect of Company earnings;

         (c) (i) redeem, purchase or otherwise acquire any shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for any shares of capital stock of the Company, or any options, warrants or conversion or other rights to acquire any shares of capital stock of the Company or any such securities or obligations, or any other securities thereof; (ii) effect any reorganization, recapitalization, merger or share exchange; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

         (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury but excluding shares issuable upon the exercise of options outstanding on the date hereof in accordance with their terms as of the date hereof), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

         (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business);

         (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, any of its Assets, except for sales, dispositions or transfers in the Ordinary Course of Business;

         (g) propose or adopt any amendments to its articles of incorporation, bylaws or other comparable charter or organizational documents;

         (h) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes which would reasonably be expected to result in a Company Material Adverse Effect, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns;

         (i) make or agree to make any new capital expenditures which are not included in the Company's 2000 capital budget, a copy of which was furnished to Acquiror, to the extent that such new capital expenditures exceed in the aggregate $100,000;

         (j) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business, or (ii) make any loans, advances or capital contributions to, or investments in, any other person other than travel and payroll advances made to employees in the ordinary course of business;

         (k) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions, in the Ordinary Course of Business which are materially in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Company Financial Statement or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party;

         (l) waive, release or assign any rights or claims, or modify, amend or terminate any agreement to which the Company is a party;

         (m) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles or a Government Entity;

         (n) take any action or fail to take any action that would have a Company Material Adverse Effect prior to or after the Closing Date or a material adverse effect after the Closing Date, or that would adversely affect the ability of the Company prior to the Closing Date, or Acquiror or any of its Subsidiaries after the Closing Date, to obtain consents of third parties or approvals of Government Entities required to consummate the transactions contemplated in this Agreement; or

         (o) authorize, or commit or agree to do any of the foregoing.

SECTION 2.02  REASONABLE BEST EFFORTS TO SATISFY CONDITIONS

The Parties shall use their respective reasonable best efforts to cause all conditions to the obligations of the Parties set forth in Article VI of this Purchase Agreement to be satisfied on or before the Closing Date.


SECTION 2.03  OTHER ACTIONS

The Parties shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such Party set forth in this Purchase Agreement becoming untrue, or (b) any of the conditions to the Closing set forth in Article VI of this Purchase Agreement not being satisfied.

SECTION 2.04  CERTAIN TAX MATTERS

From the date hereof until the Closing Date, Company (a) will prepare and timely file with the relevant Taxing authority all Company Tax Returns required to be filed during such period ("Post-Signing Returns"), which Post-Signing Returns shall be accurate in all material respects, or permitted extensions with respect thereto, (b) will timely pay all Taxes due and payable with respect to such Post-Signing Returns, (c) will pay or otherwise make adequate provision for all Taxes payable by Company for which no Post-Signing Return is due prior to the Closing Date, and (d) will promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to Company in respect of any Taxes.

The final S Corporation federal and state Tax Returns for the period ending as of the Closing Date shall be filed with respect to the Company on or before September 15, 2000, including (a) a federal Tax Return, (b) a Massachussets Tax Return and (c) any and all other state tax returns required to be filed by Company (the "September 2000 Company Tax Returns"). Acquiror shall be entitled to withhold from the Holdback Consideration an amount sufficient to pay the Tax due under the September 2000 Company Tax Returns and use the same as security for the Company Stockholder's payment of such tax due under the September 2000 Company Tax Returns, less any amount payable by Acquiror to the Company Stockholders under the following paragraph.

The Company Stockholders and their certified public accountant shall prepare the September 2000 Company Tax Returns prior to September 1, 2000, which shall be reviewed and approved by Acquiror and its certified public accountants prior to filing. The September 2000 Company Tax Returns shall be filed no later than September 15, 2000. Upon filing of the September 2000 Company Tax Returns, Acquiror shall pay to the Company Stockholders an amount equal to the lesser of
(i) $250,000, if the total federal and state taxes due (a) pursuant to Section 1374, and (b) on the gain from the sale of assets related to the Section 338(h)(10) election under the September 2000 Company Tax Returns, is equal to or exceeds $500,000, or (ii) one half the total tax due under the September 2000 Company Tax Returns, if the total federal and state taxes due (a) pursuant to
Section 1374, and (b) on the gain from the sale of assets related to the Section 338(h)(10) election thereunder, is less than $500,000. Upon receipt of evidence reasonably satisfactory to Acquiror that all Taxes due with respect to the September 2000 Company Tax Returns have been paid in full, Acquiror shall release to the Company Stockholders the portion of the Holdback Consideration withheld pursuant to the immediately preceding paragraph.

In the event that any Taxing authority asserts a Tax deficiency against the Company for any Taxes due with respect to the September 2000 Company Tax Returns prior to the release to the Company Stockholders of the portion of the Holdback Consideration withheld pursuant to the immediately preceding paragraph, the Company may use such withheld portion to pay such asserted deficiency as the Company and Acquiror may elect, and the Company and Acquiror shall have no obligation to challenge such deficiency. The Company and the Acquiror shall not take any action which would compromise the ability of the Company Stockholders to challenge such claimed deficiency following payment thereof, and expressly acknowledge the Company Stockholders' right to challenge any claimed deficiency on behalf of the Company following payment thereof. Any amounts reimbursed by any Taxing authorities with respect to such deficiency shall be paid to the Company Stockholders.

SECTION 2.05  ACCESS AND INFORMATION

For so long as this Purchase Agreement is in effect, and subject to applicable Laws, Company shall (a) afford to Acquiror and its officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours, subject to reasonable advance notice, to all of its properties, Agreements, books, records and personnel and (b) furnish promptly to Acquiror (i) a copy of each Agreement, document, certificate or other instrument filed with, or received from any Governmental Entity and (ii) all other information concerning its businesses, operations, prospects, conditions (financial or otherwise), Assets, liabilities and personnel as Acquiror may reasonably request.

SECTION 2.06  NOTIFICATION FILING REQUIRED UNDER HSR ACT

If required, Acquiror, the Company Stockholders and Company shall make good faith efforts to complete and file without delay, and in any event within thirty
(30) days after the date of this Purchase Agreement, any notification filing required under the HSR Act with respect to the transactions contemplated by this Purchase Agreement. Acquiror and Company shall in good faith take (or fully cooperate in the taking of) all actions, and provide any additional information that may be, required or reasonably requested in order to comply with the requirements of the HSR Act. If a notification filing is required under the HSR Act, Acquiror, on the one hand, and the Company Stockholders, on the other hand, shall each pay one-half of the filings fees in connection therewith.

SECTION 2.07  ACCESS TO COMPANY INFORMATION

From the date hereof and through the Closing Date, Company shall, and shall cause its accountants, counsel, investment bankers, financial advisors, consultants and other representatives, to provide Acquiror and Acquiror's accountants, counsel, investment bankers, financial advisors, consultants and other representatives, upon reasonable notice, access to, and make available, all books, contracts, records, reports, properties and commitments of Company, including, without limitation, Company's tax returns and financial statements, for Acquiror's use in connection with Acquiror's financing.

SECTION 2.08  EXON-FLORIO NOTICE; MITIGATION OF FOCI

         (a) Acquiror promptly shall use reasonable, best efforts to obtain confirmation from the staff of the Committee on Foreign Investment in the United States ("CFIUS") that the transactions contemplated hereunder do not fall within the scope of transactions for review under the "Exon-Florio" Amendment to the Defense Production Act, and, if such confirmation is not obtained in a timely manner, Acquiror shall use its reasonable, best efforts to prepare and file with CFIUS a notice under such Amendment with respect to the transactions contemplated hereunder (the "Exon-Florio Notice") by June 15, 2000.

         (b) If requested by any Governmental Entity in connection with its consideration of the transactions contemplated by this Purchase Agreement, Acquiror shall agree to, and shall cause to be executed and delivered, reasonable Agreements or restrictions designed to mitigate Foreign Ownership, Control, or Influence ("FOCI") on Acquiror.

         (c) Acquiror and Company shall use their respective reasonable, best efforts, to obtain as soon as possible, and in any event prior to June 15, 2000, confirmation from the "Cognizant Agencies" (as such term is defined herein) that they will not recommend that the Company's security clearances be revoked, suspended or downgraded as a result of the transactions contemplated hereunder.

         (d) For purposes of this Purchase Agreement, the "Cognizant Agencies" are those agencies or offices set forth on Section 2.08 of the Disclosure Letter.

SECTION 2.09  APPROPRIATE ACTION; CONSENTS; FILINGS

         (a) Upon the terms and subject to the conditions set forth in this Purchase Agreement, the Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Purchase Agreement as promptly as practicable, including without limitation (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Purchase Agreement, (ii) obtaining from any Governmental Entities any material Licenses required to be obtained or made by Acquiror, or any of its Subsidiaries, or Company, in connection with the authorization, execution and delivery of this Purchase Agreement and the consummation of the transactions contemplated herein, including, without limitation, the transactions contemplated hereunder, and (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Purchase Agreement and the transactions contemplated hereunder required under (A) the HSR Act, (B) the Exon-Florio Amendment to the Defense Production Act (if this transaction is determined by Acquiror to be subject thereto) and the FOCI regulations of the National Industrial Security Program Operating Manual ("NISPOM"), and (C) any other applicable Law; PROVIDED that Acquiror and Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Purchase Agreement.

         (b) (i) Except as the Parties may otherwise agree, Company, each Company Stockholder and Acquiror shall give (and, in the case of Acquiror, shall cause its Subsidiaries to give) any notices to third parties, and use (and, in the case of Acquiror, shall cause its Subsidiaries to use) their reasonable best efforts to obtain any third-party consents, approvals or waivers (A) necessary, proper or advisable to consummate the transactions contemplated in this Purchase Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Letter or the Acquiror Disclosure Letter, as the case may be, or (C) required to prevent a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

                  (ii) In the event that any of Company, Company Stockholder or Acquiror shall fail to obtain any third-party consent, approval or waiver described in Section 2.09(b)(i) of this Purchase Agreement, such Party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other Parties, to minimize any adverse effect upon Company and Acquiror or its Subsidiaries and their respective businesses resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent, approval or waiver.

         (c) From the date of this Purchase Agreement until the Closing Date, Company, each Company Stockholder and Acquiror shall promptly notify each other in writing of any pending or, to the knowledge of Company or Acquiror or any one of its Subsidiaries, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereunder or otherwise limit the right of Acquiror or its Subsidiaries to own or operate all or any portion of the businesses or Assets of Company. The Parties shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

SECTION 2.10 DISCLOSURE

         Prior to the Closing Date, each Party shall notify the other Parties by written update to its respective Disclosure Letter of (i) any representation or warranty made by it in connection with this Purchase Agreement becoming untrue or inaccurate, (ii) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any Party to effect the transactions contemplated hereunder and the other transactions contemplated by this Purchase Agreement not to be satisfied or (iii) the failure of any Party to comply with or satisfy any covenant, condition or Agreement to be complied with or satisfied by it pursuant to this Purchase Agreement which would be likely to result in any condition to the obligations of any Party to effect the transactions contemplated hereunder and the other transactions contemplated by this Purchase Agreement not to be satisfied; PROVIDED, HOWEVER, the delivery of any notice pursuant to this
Section 2.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter as of the date of this Purchase Agreement or otherwise limit or affect the rights and remedies available hereunder to the Party receiving such notice.

SECTION 2.11  PUBLIC ANNOUNCEMENTS

Acquiror, Company and each Company Stockholder shall obtain the consent of the other parties before issuing or making, and shall give each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated in this Purchase Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any applicable listing agreements.

SECTION 2.12  TRANSACTION EXPENSES

Except as set forth in Section 2.06 of this Purchase Agreement (relating to the payment of filing fees in connection with any notification filings under the HSR
Act), each Party to this Purchase Agreement shall bear its own expenses in connection herewith, including, without limitation, the fees of each Party's respective legal counsel, financial advisors, accountants, brokers, finders or investment bankers. In the event any such expenses of Company are paid by Acquiror after the Closing Date, Acquiror shall be entitled to offset any such expenses against the amounts due under SECTION 1.03(iv) hereof in the same manner as set forth in Article IX of this Purchase Agreement.

SECTION 2.13  SECTION 338(h)(10) ELECTION

At Acquiror's option, Company and the Stockholders will join with Acquiror in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of Company Common Stock hereunder. The Section 338(h)(10) Election will be prepared prior to the Closing Date, including all allocations of the purchase price and liabilities, and will be executed immediately following the Closing under this Purchase Agreement. Subject only to the provisions of this Section 2.13, the Company Stockholders will pay when due any federal and state corporate and individual taxes attributable to the making of the Section 338(h)(10) Election and will indemnify the Acquiror and Company against any adverse consequences arising out of any failure to timely pay such tax. The Company Stockholders' obligations pursuant to this Section 2.13 are expressly conditioned upon a reasonable allocation of the Purchase Price and liabilities of the Company to the assets of the Company, including its goodwill. The Company Stockholders shall have the right to review and object to any unreasonable allocations made by the Acquiror or its representatives. By way of expansion, and not in limitation of the foregoing sentence, the Parties agree that any value allocated to ongoing contracts of the Company with its customers shall be treated as goodwill, and that any additional tax liability to the Company or the Company Stockholders resulting from any different treatment thereof in connection with the Section 338(h)(10) Election shall be the responsibility of the Acquiror. Any dispute between the Parties concerning such allocation shall be settled in a manner consistent with that set forth in Section 1.04(b) with respect to the Closing Adjustment and the Accounts Payable Adjustment.

SECTION 2.14  WAIVER OF RIGHT OF FIRST REFUSAL

Company hereby waives, with respect to any transfer of the Company Common Stock, including without limitation the transfer contemplated by this Agreement, any right possessed by the Company to purchase such Company Common Stock.

                                   ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE COMPANY STOCKHOLDERS

Except as specifically set forth in the Disclosure Letter delivered by Company to Acquiror prior to the execution and delivery of this Purchase Agreement (the "Company Disclosure Letter"), Company and each of the Company Stockholders jointly and severally hereby represent, warrant to and agrees with Acquiror as follows, in each case as of the date of this Purchase Agreement and as of the Closing Date:

SECTION 3.01  ORGANIZATION AND QUALIFICATION

Company is a corporation duly organized, validly existing and in good standing under Massachusetts law, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Purchase Agreement and to carry out the transactions contemplated hereby. Company is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed in the Company Disclosure Letter and in each jurisdiction where the nature of its business or the ownership, operation or leasing of its Assets makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect.

SECTION 3.02  SUBSIDIARIES

There are not now, nor have there ever been, any Subsidiaries of the Company.

SECTION 3.03  CERTIFICATE OF INCORPORATION AND BYLAWS

Company has furnished to Acquiror a true and complete copy of the certificate or articles of organization of Company, as currently in effect on the date of this Purchase Agreement, and a true and correct copy of Company's bylaws, as currently in effect on the date of this Purchase Agreement, certified by the corporate secretary of the Company. The Company is not in violation of any of the provisions of its articles of organization or bylaws.

SECTION 3.04  CAPITALIZATION

The authorized capital stock of Company consists of 200,000 shares of common stock, $0.10 par value per share, of which 100 shares of common stock (the "Company Common Stock") are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Section 3.04 of the Company Disclosure Letter sets forth the names and addresses of all holders of record of Company Common Stock and the number and class of shares held by each such stockholder. No other shares of Company Common Stock have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for Company Common Stock, or any other securities of any Company, and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Company. There are no outstanding Agreements affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Company Common Stock, or any other securities of Company, except as contemplated hereunder. Each of the outstanding shares of Company Common Stock was issued in compliance with all applicable federal and state Laws concerning the issuance of securities. There are no obligations, contingent or otherwise, of Company to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Person other than Company. There are no Agreements pursuant to which any Person (other than Company) is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of Company. The Company has waived any right to purchase which it has with respect to the sale of Company Common Stock.

SECTION 3.05  AUTHORITY; BINDING OBLIGATION

The execution and delivery by Company of this Purchase Agreement, the execution and delivery by Company of all other Agreements, documents, certificates or other instruments contemplated hereby, and the consummation by Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Purchase Agreement and the other Agreements, documents, certificates or other instruments contemplated hereby, or to consummate the transactions contemplated hereby and thereby. This Purchase Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company, enforceable in accordance with its terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.06  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

         (a) The execution, delivery and performance by Company of this Purchase Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the articles of organization or bylaws of Company; (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the HSR Act, conflict with or violate any Law applicable to Company, or any of its Assets; (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the termination or acceleration, or create in another Person, a put right, purchase obligation or similar right under any Agreement to which Company is a party or by which Company, or any of its Assets, may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Company or any of the Assets now owned or hereafter acquired by Company; except for any such conflict or violation described in clause (ii) above, any such conflict, breach or default described in clause (iii) above, or any such creation, imposition or acceleration described in clause (iv) above that would not have a Company Material Adverse Effect.

         (b) The execution, delivery and performance by Company of this Purchase Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Purchase Agreement, except (A) pursuant to the applicable requirements, if any, of the HSR Act and Laws of other Governmental Entities, and (B) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not have a Company Material Adverse Effect; or (ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Company that would have a Company Material Adverse Effect.

         (c) All returns, reports, statements and other documents required to be filed by the Company with any Governmental Entity have been filed in a timely manner and complied with and are true, correct and complete in all material respects (and any related fees required to be paid have been paid in full). All material records of every type and nature relating to the business, operations or Assets of the Company have been maintained in all material respects in accordance with good business practices and the rules of any Governmental Entity and are maintained at the Company.

         (d) No Governmental Entity or any other Person has notified Company that such Governmental Entity or other Person intends to object to the transactions contemplated hereunder which shall include for this purpose any objection to the operations of the business of Company as part of Acquiror. The Company is not aware of any fact or circumstance related to it that would reasonably be expected to (i) cause the filing of any objection to any application for any Governmental consent required hereunder, (ii) lead to any delay in processing such application or (iii) require any waiver of any Governmental rule, policy or other applicable law.

SECTION 3.07  INTELLECTUAL PROPERTY

         (a) Section 3.07 of the Company Disclosure Letter identifies each item of Intellectual Property (i) owned by Company, (ii) owned by any third party and used by Company pursuant to license, sublicense or other Agreement or (iii) otherwise used by Company and not otherwise generally used by Persons similarly situated (including, in each case, specification of whether each such item is owned, licensed or used by Company). In addition, Company has not licensed (as licensor), sublicensed (as sublicensor) or entered into any other agreement with respect to the use of any Intellectual Property except: (A) in the course of distributing software products of Company; or (B) to the U.S. Government pursuant to a government contract or to a subcontract under a government contract.

         (b) The Company either owns or has adequate rights to use all of the Intellectual Property that is necessary to, and currently used for, its business as now conducted or currently proposed to be conducted, and such Intellectual Property is free and clear of Encumbrances. The Company has previously furnished to Acquiror evidence of either ownership by the Company of or license rights to use its Intellectual Property.

         (c) There are no pending or, to Company's knowledge, threatened claims against Company alleging that the conduct of its business infringes any Intellectual Property rights of others that would have a Company Material Adverse Effect. The Intellectual Property of Company is not subject to any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, order, decree or judgment. The business of Company as now conducted or proposed to be conducted does not infringe any third-party Intellectual Property rights.

         (d) To the Company's knowledge, no third party is infringing upon any of the Company's Intellectual Property, and the Company has not notified any third party that it believes such third party is interfering with, infringing, or misappropriating any of the Company's Intellectual Property or engaging in any act of unfair competition. The Company has the right to bring an action for the infringement of all of its Intellectual Property that is owned by the Company.

         (e) Company has taken all steps that are required to protect Company's rights in confidential information and trade secrets of Company or provided by any other Person to Company. Without limiting the foregoing, Company has and enforces a policy requiring each employee, director, consultant and contractor to execute a confidentiality and non-disclosure agreement substantially in the form previously provided to Acquiror, and each present and former employee, director, consultant and contractor has executed such an agreement.

         (f) The operation of the business of the Company as it currently is conducted or as currently proposed to be conducted by the Company does not and will not and will not when conducted by the Acquiror or the Company in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.

         (g) Neither this Purchase Agreement nor the transactions contemplated by this Purchase Agreement, will result in (i) either Acquiror or the Company granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, either of them, (ii) either Acquiror's or the Company's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either Acquiror's or the Company's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Acquiror's or the Company's, respectively, prior to the Closing.

SECTION 3.08  FINANCIAL STATEMENTS AND CONDITION

         (a) Company has prepared the reviewed balance sheets of Company as of the end of the fiscal year ending in each of 1997, 1998, and 1999 and for the three month period ending March 31, 2000 (collectively, the "Company Reviewed Balance Sheet") and the reviewed statements of income, Seller's equity and changes in financial position for each of such fiscal years (the Company Reviewed Balance Sheet and such reviewed statements of income, Company's equity and changes in financial position are hereinafter referred to collectively as the "Company Financial Statement"), in each case reviewed by Spillane Chandonnet, the Company's independent public accountants. A true and complete copy of the Company Financial Statement has been delivered to Acquiror and is attached as an exhibit to, and constitutes an integral part of, the Company Disclosure Letter.

         (b) The Company Financial Statement, including, without limitation, the notes thereto, (i) has been prepared in accordance with the books and records of Company and (ii) presents fairly the consolidated financial position of Company and its results of operations and cash flows in accordance with GAAP applied on a basis consistent with prior accounting periods.

         (c) Company does not expect any material year-end review adjustments for the current fiscal year ending December 31, 2000. To the knowledge of Company, there are no anticipated material charges or write-offs of a non-recurring nature for the fiscal year ending December 31, 2000.

SECTION 3.09  ABSENCE OF CERTAIN DEVELOPMENTS

Since March 31, 2000:

         (a) the business of Company has been conducted in all material respects only in the Ordinary Course of Business;

         (b) Company has not become liable in respect of any guarantee or has incurred or otherwise become liable in respect of any debt, except for borrowings, letters of credit and bankers' acceptances in the Ordinary Course of Business under credit facilities in existence on December 31, 1999;

         (c) Company has not mortgaged, pledged or subjected to any lien any of its property, business or assets, except for purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business in an amount not exceeding $10,000 in the aggregate;

         (d) Company has not made any declaration, setting aside or payment of any dividend or other distribution with respect to, or repurchase of, any of its capital stock or other equity interests;

         (e) Company has not (i) acquired or leased from any other Person any material assets, or sold or leased to any other Person or otherwise disposed of any material assets (in each case except for assets acquired or sold in the Ordinary Course of Business in connection with goods and services provided to customers); (ii) entered into any contractual obligation relating to (A) the purchase or sale of any capital stock, partnership interest or other equity interest in any Person, (B) the purchase of assets constituting a business or
(C) any merger, consolidation or other business combination; (iii) entered into or amended any lease of real property or material personal property (whether as lessor or lessee); (iv) canceled or compromised any debt or claim other than accounts receivable in the Ordinary Course of Business; (v) sold, transferred, licensed or otherwise disposed of any material intangible assets other than in the Ordinary Course of Business; (vi) waived or released any right of substantial value; (vii) instituted, settled or agreed to settle any material action; or (viii) entered into or consummated any transaction with any Affiliate;

         (f) there has been no loss, destruction or damage to any material item of property of Company, whether or not insured, which has had or could reasonably be expected to have a Company Material Adverse Effect;

         (g) other than in the Ordinary Course of Business and consistent with past practices, Company has not made any changes in the rate of compensation payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any extra compensation, or severance or vacation pay, to any director, officer, employee, consultant or agent of Company;

         (h) there has been no material labor trouble (including any work slowdown, stoppage or strike) involving Company or any material change in any of its personnel or the terms and conditions of the employment of such personnel;

         (i) Company has not made any change in (x) its methods of accounting or accounting practices, except as required by GAAP, or (y) its pricing policies or payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions or credit other than in the Ordinary Course of Business;

         (j) Company has not terminated or closed any material facility, business or operation;

         (k) Company has not made any loan, advance or capital contributions to, or any other investment in, any Person;

         (l) Company has not adopted or increased any benefits under any Plan in any material manner;

         (m) Company has not written up or written down any of its material assets;

         (n) Company has not terminated or amended, or failed in any material respect to perform obligations or suffered the occurrence of any default under any material contractual obligation; and

         (o) Company has not entered into any contractual obligation to do any of the things referred to elsewhere in this Section 3.09.

SECTION 3.10  ABSENCE OF UNDISCLOSED LIABILITIES

To the knowledge of Company, there are no material liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) of Company, including but not limited to liabilities for Taxes and that are not reflected, or reserved against, in the Company Financial

Statement, except for those that may have been incurred after March 31, 2000 in the Ordinary Course of Business or that are not material in amount either individually or collectively. Since March 31, 2000, Company has not incurred any material liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) other than in the Ordinary Course of Business. Additionally, all bonuses and incentive compensation (including, without limitation, all compensation-related expenses) have been accrued on the Company Financial Statement based on GAAP and consistent with past practices.

SECTION 3.11  LITIGATION; DISPUTES

         (a) Company has not received notice of, and there is not pending, or, to the knowledge of Company, threatened, any action, suit, claim, arbitration, proceeding or investigation against, affecting or involving Company or its businesses or Assets, or the transactions contemplated by this Purchase Agreement, at law or in equity, or before or by any domestic or foreign court, arbitrator or Governmental Entity that, alone or in the aggregate, if decided adversely to Company would have a Company Material Adverse Effect. Company is not (i) operating under or subject to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity or (ii) in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity.

         (b) Company has complied and is in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Company and its businesses or Assets, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, zoning and other matters, except where such failure to comply would not have a Company Material Adverse Effect. Company has obtained and holds all permits, licenses and approvals (none of which has been materially modified or rescinded and all of which are in full force and effect) from all government authorities necessary in order to own, use and maintain its Assets and to conduct its business as presently conducted, except where such failure to obtain and hold such permits, licenses and approvals would not have a Company Material Adverse Effect.

SECTION 3.12  REAL PROPERTY LEASES

Section 3.12 of the Company Disclosure Letter lists each real property lease under which Company is the lessee or lessor. Company is the owner and holder of the leasehold estates purported to be granted to it by the leases listed in
Section 3.12 of the Company Disclosure Letter. Each such lease is in full force and effect and, to the knowledge of Company, constitutes a legal, valid and binding obligation of, and is legally enforceable in all material respects against, the respective parties thereto. Company has in all material respects performed all material obligations thereunder required to be performed by it to date. To the knowledge of Company, no party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a material default. Company does not own or hold interests in any Real Property.

SECTION 3.13  OTHER AGREEMENTS; NO DEFAULT

Sections 3.12 and 3.13 of the Company Disclosure Letter list each Agreement to which Company is a party or by which Company, or any of its Assets, is bound, and which (i) involves expenditures or receipts by Company (other than contracts, commitments or Agreements which do not require payments or yield receipts of more than $25,000 in any twelve (12) month period or more than $50,000 in the aggregate); or (ii) contain covenants that limit the freedom of Company to engage in a line of business or to compete with any third party (Agreements listed pursuant to clauses (i) and (ii) above, collectively the "Company Contracts"). Each Company Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against Company and, to the knowledge of Company, the Company Contracts are valid, binding and enforceable obligations of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law). Company has materially complied with all of the material provisions of such Company Contracts and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default, and the execution of this Purchase Agreement by Company and its performance hereunder will not cause, or result in, a breach or default under any Company Contract. There has not been (A) any failure by Company or, to the knowledge of Company, any other party to any such Company Contract to comply with all material provisions thereof, (B) any default by Company or, to the knowledge of Company, any other party thereunder, or (C) to the knowledge of Company (X) any threatened cancellation thereof or (Y) any outstanding dispute thereunder. Company is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

SECTION 3.14  LABOR RELATIONS

There are no collective bargaining or other labor union Agreements to which Company is a party. There are, and for the past two (2) years have been, no strikes, work stoppages, union organization efforts or lawsuits (other than grievance proceedings) pending or, to the knowledge of Company, threatened or reasonably anticipated between Company and (a) any current or former employees of Company or (b) any union or other collective bargaining unit representing such employees. Company has complied and is in compliance with all Laws relating to employment or the workplace, including, without limitation, Laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker's compensation, employee privacy and right to know, except where the failure so to comply would not have a Company Material Adverse Effect.

SECTION 3.15  PENSION AND BENEFIT PLANS

         (a) Company has delivered to Acquiror prior to the execution of this Purchase Agreement true and complete copies (or written descriptions, where no written plan exists) (and, where applicable, the most recent actuarial, valuation or annual (Form 5500 with attachments) reports with respect thereto) of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, employment or change in control agreements, medical, vision, dental or other health plans, life insurance plans and other employee benefit plans or fringe benefit plans, programs, arrangements or Agreements, including, without limitation, all Company Benefit Plans. No Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or could subject Company to liability under Sections 4063 or 4064 of ERISA. Company has set forth in the Company Disclosure Letter (i) a list of all of the Company Benefit Plans, (ii) a list of the Company Benefit Plans that are Company Pension Plans, (iii) a list of the Company Benefit Plans that are Company Stock Plans, and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under the Company Stock Plans.

         (b) From their inception, all Company Benefit Plans have been and are in material compliance (in form and in operation) with the applicable terms of ERISA and the Code and any other applicable Laws, including the terms of such plans.

         (c) All liabilities (contingent or otherwise) under any Company Benefit Plan are fully accrued or reserved against in the Company Financial Statement in accordance with GAAP. Each Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code satisfies the minimum funding standards (without regard to any waiver) provided for in Section 412 of the Code.

         (d) Company has no obligations for retiree health or other welfare benefits under any Company Benefit Plan or otherwise, and there are no restrictions on the rights of Company to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

         (e) Neither the execution and delivery of this Purchase Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

         (f) Each Company Benefit Plan which is intended to be qualified under
Section 401(a) or 401(k) of the Code or qualified as a voluntary employees' beneficiary association under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt or is within a remedial amendment period to obtain such a letter, and no fact or event has occurred that could adversely affect such qualified or exempt status.

         (g) Company has not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and does not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the consummation of the transactions contemplated hereunder.

         (h) With respect to each Company Benefit Plan that is a Multiemployer Plan, (i) Company has not incurred any Withdrawal Liability that has not been satisfied in full; (ii) if Company were to experience a withdrawal or partial withdrawal from such plan, no material Withdrawal Liability would be incurred;
(iii) Company has not received any notification, nor has any reason to believe, that any such plan is in reorganization, has been terminated, or may reasonably be expected to be in reorganization or to be terminated, and (iv) Company is not liable and has not been advised that it is liable for any funding Taxes under sections 413(b)(6) or 4971 of the Code on account of any accumulated funding deficiency of any Multiemployer Plan to which Company has contributed or is required to contribute.

         (i) Company is not now and has never been a "substantial employer" as defined in Section 4001(a)(2) of ERISA.

SECTION 3.16  TAXES AND TAX MATTERS

         (a) The Company has paid all Taxes due and payable by it for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

         (b) The Company has filed on a timely basis all Company Tax Returns that it was required to file. All such Company Tax Returns were accurate and complete in all material respects. Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Company does not file Company Tax Returns that it is or may be subject to taxation by that jurisdiction. Company has not given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax.

         (c) Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (d) Company has no knowledge of any facts or circumstances which could give rise to a reasonable expectation that any authority may assess any additional Taxes for any period for which Company Tax Returns have been filed. There is no dispute or claim concerning any liability for taxes of Company either (i) claimed or raised by any authority in writing or (ii) as to which Company has knowledge based upon personal contact with any agent of such authority. Company has delivered to the Acquiror copies of, and Section 3.16 of the Company Disclosure Letter sets forth a complete and accurate list of, Company Tax Returns filed with respect to the taxable periods of Company ended on or after December 31, 1995; indicates those Company Tax Returns that have been audited; and indicates those Company Tax Returns that currently are the subject of an audit.

         (e) The unpaid Taxes of Company (i) did not, as of the date of any financial statements of Company furnished to Acquiror pursuant to Section 3.08 of this Purchase Agreement, exceed the reserve for any Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the such financial statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Company Tax Returns.

         (f) Company has not filed a consent under Section 341(f) of the Code, concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not a party to any Agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Company Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Company is not a party to any Tax allocation or sharing agreement. Company (A) has not been a member of an "affiliated group," as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) and (B) has no Liability for the Taxes of any Person (other than any of Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

         (g) Section 3.16 of the Company Disclosure Letter sets forth the following information with respect to Company as of the date hereof: (i) the tax basis of Company in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment, foreign tax or other credit, or excess charitable contribution allocable to Company; and (iii) the amount of any deferred gain or loss allocable to Company arising out of any "deferred intercompany transaction" as defined in Treas. Reg. Section 1.1502-13(a)(2).

         (h) Company (and any predecessor of Company) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and Company will be an S corporation up to and including the Closing Date. With respect to all states which for state Tax purposes allow a corporation to be treated as an S corporation or similar entity entitled to special Tax treatment, all elections for such treatment have been properly and validly maintained at all times with all applicable qualifications and filing procedures for such treatment.

         (i) Except as set forth in Section 3.16 of the Company Disclosure Letter, Company will not be liable for any Tax under Section 1374 of the Code with respect to the transactions contemplated by this Agreement. Except as set forth on Section 3.16 of the Company Disclosure Letter, Company has never (i) acquired assets from another Person in a transaction in which the Company's Tax basis for the acquired assets was determined in whole or in part by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any other corporation that is a qualified subchapter S subsidiary.

SECTION 3.17  INSURANCE

Section 3.17 of the Company Disclosure Letter lists all policies of title, asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by Company. All such policies: (a) are with insurance companies reasonably believed by Company to be financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance by Company with all requirements of Law and of all Agreements to which Company is a party; (d) are valid and outstanding policies enforceable against the insurer; (e) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar Assets; and (f) have the policy expiration dates set forth in Section 3.17 of the Company Disclosure Letter.

SECTION 3.18  ARRANGEMENTS WITH RELATED PARTIES

No present or former officer, director, stockholder or Person known by the Company to be an Affiliate of the Company, nor any Person known by the Company to be an Affiliate of such Person, is currently a party to any transaction or agreement with the Company, including any agreement providing for any loans, advances, the employment of, furnishing of services by, rental of its Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or affiliate.

SECTION 3.19  BOOKS AND RECORDS

The books of account, stock records, minute books and other corporate and financial records of Company are complete and correct and have been maintained in accordance with reasonable business practices for companies similar to Company, and Company will have prior to Closing prepared and made available to Acquiror the minutes for all meetings of the Board of Directors and/or stockholders of the Company held as of the date hereof (or written consents in lieu of such meetings).

SECTION 3.20  ASSETS

Company has good, valid and marketable title to all Assets owned by it, including, without limitation, all material Assets reflected in the Company Financial Statement and all Assets acquired by Company since March 31, 2000 (except for Assets reflected in the Company Financial Statement or acquired since such date which have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Encumbrances other than Permitted Encumbrances. All personal property of Company is in good operating condition and repair and is suitable and adequate for the uses for which it is intended or is being used.

SECTION 3.21  DIRECTORS AND OFFICERS

Section 3.21 of the Company Disclosure Letter lists all current directors and officers of Company, showing each such person's name, positions, and annual remuneration, bonuses and fringe benefits paid by Company for the current fiscal year and the most recently completed fiscal year.

SECTION 3.22  ENVIRONMENTAL MATTERS

Company is in material compliance with all Environmental Laws. Company has no material liability under any Environmental Law, nor the Company responsible for any liability of any other person under any Environmental Law. There are no pending or, to the knowledge of the Company, threatened actions, suits, claims, legal proceedings or other proceedings based on, and the Company has not directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Government Entity or any other person arising out of or attributable to: (i) the current or past presence at any part of the real property owned or leased by the Company (the "Real Property") of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property; or
(iv) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's activities involving Hazardous Materials.

SECTION 3.23  Y2K COMPLIANCE

         All of the Company's Information Technology (as defined below) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates, and will not cause an interruption in the ongoing operations of the Company's business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company in the conduct of its business, or purchased by the Company from third party suppliers.

SECTION 3.24  GOVERNMENT CONTRACTS AND OTHER COMMITMENTS

         (a) With respect to any contracts with Governmental Entities and subcontracts (at any tier) under prime contracts with Governmental Entities to which Company is a party (collectively, "Government Contracts"): (A) such Government Contracts constitute valid and binding obligations of Company, and the other party or parties thereto, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally;
(B) Company is in
compliance in all material respects with the terms of all Government Contracts to which it is a party and all laws, regulations and contract provisions applicable to the obtaining, formation, pricing, performance, billing, administration and other aspects of its Government Contracts, including without limitation the False Claims Act, False Statements Act, and Truth in Negotiations Act, except for such non-compliance that does not have a Company Material Adverse Effect; (C) none of Company or to the knowledge of Company, any other party has terminated, canceled or waived any material term or condition of any such Government Contract; (D) the cost accounting, pricing, estimating, property and procurement systems relating to Company's Government Contracts are in compliance in all material respects with applicable laws regulations and contract provisions, including without limitation procurement integrity laws and regulations, cost principles and cost accounting standards; and (E) Company is in compliance in all material respects with all national security obligations, including, without limitation, those specified in the National Industrial Security Program Manual.

         (b) With respect to the Government Contracts to which Company is a party, except as is reserved for on the Company Financial Statement: (A) each billed account receivable represents a bona fide claim against the government for sales, services performed or other charges arising on or prior to the date hereof, and all the products delivered and services performed which gave rise to such accounts were delivered or performed in accordance with the applicable Government Contracts; (B) to the best of Company's knowledge, each such billed account receivable is subject to no defense, counterclaim or right to setoff and is fully collectable in the Ordinary Course of Business consistent with past practices without cost in collection efforts therefor; and (C) all unbilled or unreserved amounts included in accounts receivable will, in the Ordinary Course of Business as currently conducted consistent with past practices, mature into and become billed accounts receivable in the same or greater amount and such receivables, when billed, will be fully collectable in the Ordinary Course of Business consistent with past practices.

         (c) With respect to the Government Contracts to which Company is a party, none of such Government Contracts has incurred or currently projects cost overruns in an amount exceeding $50,000.

         (d) With respect to the Government Contracts to which Company is a party, Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts to which it is a party, or any account receivable relating thereto, whether as a security interest or otherwise.

         (e) With respect to any Government Property provided to or acquired by the Company pursuant to the Government Contracts: (A) the approximate value of such Government Property as of the date hereof is $69,600; and (B) there exists no material deviation between the Government Property as provided to or acquired by the Company and the Government Property as currently possessed by the Company.

         (f) Company has not received any formal notice or other written communication from the federal government within the last three (3) years regarding its actual or threatened disqualification, suspension or debarment from contracting with the federal government and, to the knowledge of Company, no action for which Company has received such notice prior to the last three (3) years is pending.

         (g) To the knowledge of Company, there is no: (A) pending or threatened investigation for fraud or other misconduct relating to Government Contracts to which Company is a party; (B) existing or threatened claim, cost disallowance, pricing adjustment, or adverse audit finding relating to any Government Contract to which Company is a party; or (C) termination notice, cure notice or show cause notice currently in effect, relating to any Government Contract to which Company is a party.

SECTION 3.25  RELATIONS WITH GOVERNMENTS

Neither the Company nor, to the knowledge of the Company, any of the Company's officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Government Entity in the United States or elsewhere in connection with or in furtherance of the business of the Company (including, without limitation, any offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of the Company is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements. The Company has not otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws of similar effect.

SECTION 3.26  BROKER'S FEES

The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Purchase Agreement.

SECTION 3.27  SECURITY CLEARANCES

Section 3.27 of the Company Disclosure Letter sets forth a list of all employees holding United States security clearances, and sets forth the type(s) of security clearances held by each such employee. All security clearances listed in Section 3.27 of the Company Disclosure Letter shall be in full force and effect on the Closing Date.

SECTION 3.28  DISCLOSURE

All facts of importance to the business, operations, prospects, condition (financial or otherwise), assets or liabilities of Company have been truthfully and completely disclosed to Acquiror in this

Purchase Agreement. No representation or warranty by Company or any Company Stockholder in this Purchase Agreement, and no document furnished or to be furnished to Acquiror pursuant to this Purchase Agreement, or in connection herewith or with the transactions contemplated hereby, contains or will contain any knowingly untrue or misleading statement or omits or will omit any fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading (provided that, the knowledge qualifier contained in this sentence shall not be deemed to modify the other representations and warranties of Company and Company Stockholder contained in this Purchase Agreement in any respect).

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF EACH COMPANY STOCKHOLDER

Each Company Stockholder severally hereby represents, warrants to and agrees with Acquiror as follows, in each case as of the date of this Purchase Agreement and as of the Closing Date:

SECTION 4.01  TITLE TO COMMON STOCK

Such Company Stockholder is, and on the Closing Date will be, the lawful owner of the number of shares of Company Common Stock set forth opposite the name of such Company Stockholder in EXHIBIT A. Since the date of the issuance or sale of such shares of Company Common Stock to such Company Stockholder, there has been no event, or action taken (or failure to take action) by or against such Company Stockholder, which has resulted or might result in the creation of any Encumbrance on such shares. Such Company Stockholder has, and on the Closing Date such Stockholder will have, good, valid and marketable title, free and clear of all Encumbrances, to the number of shares of Common Stock so set forth in EXHIBIT A, with full right and lawful authority to sell and transfer the shares to Acquiror pursuant to this Purchase Agreement.

SECTION 4.02  AUTHORITY AND CAPACITY

Such Company Stockholder has full legal right, capacity, power and authority (corporate or otherwise) to execute this Purchase Agreement and to consummate the transactions contemplated hereby.

SECTION 4.03  ABSENCE OF VIOLATION

The execution, delivery and performance by such Company Stockholder of this Purchase Agreement and all other Documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, or violate any provision of, any Law having applicability to Company or such Company Stockholder; or (b) conflict with, or result in any breach of, or constitute a default under, any Agreement to which Company or such Company Stockholder is a party.

SECTION 4.04  RESTRICTIONS AND CONSENTS

There are no Agreements, Laws or other restrictions of any kind to which such Company Stockholder is party or subject that would prevent or restrict the execution, delivery or performance of this Purchase Agreement or result in any penalty, forfeiture, Agreement termination, or restriction on business operations of Buyer or Company as a result of the execution, delivery or performance of this Agreement. The Company Disclosure Letter lists all such Agreements and Laws that reasonably could be interpreted or expected to require the consent or acquiescence of any person or entity not party to this Purchase Agreement with respect to any aspect of the execution, delivery or performance of this Purchase Agreement by Company.

SECTION 4.05  BINDING OBLIGATION

This Purchase Agreement constitutes a valid and binding obligation of such Company Stockholder, enforceable in accordance with its terms. Each document to be executed by such Company Stockholder pursuant hereto, when executed and delivered in accordance with the provisions hereof, will be a valid and binding obligation of such Company Stockholder, enforceable in accordance with its terms.

SECTION 4.06  TRANSFER OF TITLE

Upon payment for the shares of Company Common Stock to be purchased from such Company Stockholder pursuant to the terms of this Purchase Agreement, Acquiror will acquire good, valid and marketable title thereto, free and clear of all Encumbrances.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                   OF ACQUIROR

Except as specifically set forth in the Disclosure Letter delivered by Acquiror to Company prior to the execution and delivery of this Purchase Agreement (the "Acquiror Disclosure Letter") and referenced in the Acquiror Disclosure Letter to the Section(s) of this Article V to which such disclosure applies, Acquiror hereby represents, warrants to and agrees with Company and each Company Stockholder as follows, in each case as of the date of this Purchase Agreement and as of the Closing Date:

SECTION 5.01  ORGANIZATION AND QUALIFICATION

Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the full and unrestricted corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Purchase Agreement and to carry out the transactions contemplated hereby. Acquiror is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories in which the nature of the business conducted by it or the character of the Assets owned, leased or otherwise held by it makes such qualification necessary, except where the failure to be so qualified would not have an Acquiror Material Adverse Effect.

SECTION 5.02  CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

Acquiror has furnished to Company a true and complete copy of the certificate of incorporation of Acquiror, as currently in effect, certified as of a recent date by the Secretary of State of Delaware and a true and complete copy of the bylaws of Acquiror, as currently in effect, which shall be certified at Closing by its corporate secretary.

SECTION 5.03  AUTHORITY; BINDING OBLIGATION

Acquiror has the full and unrestricted corporate power and authority to execute and deliver this Purchase Agreement and to carry out the transactions contemplated hereby. The execution and delivery by Acquiror of this Purchase Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, and the consummation by Acquiror of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Purchase Agreement and the other Agreements, documents, certificates or other instruments contemplated hereby, or to consummate the transactions contemplated hereby and thereby. This Purchase Agreement has been duly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 5.04  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

         (a) The execution, delivery and performance by Acquiror of this Purchase Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the certificate of incorporation or the bylaws of Acquiror; (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the HSR Act, conflict with or violate any Law applicable to Acquiror or any of its Assets; (iii) conflict with, result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under any Agreement to which Acquiror is a party or by which Acquiror or any of its Assets may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Acquiror; except for any such conflict or violation described in clause (ii) above, any such conflict, breach or default described in clause (iii) above, or any such creation, imposition or acceleration described in clause (iv) above that would not have an Acquiror Material Adverse Effect and that would not prevent Acquiror from consummating the transactions contemplated hereunder on a timely basis.

         (b) The execution, delivery and performance by Acquiror of this Purchase Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Purchase Agreement, except
(A) pursuant to the applicable requirements, if any, of the HSR Act, and (B) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not have an Acquiror Material Adverse Effect; or (ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Acquiror that would have an Acquiror Material Adverse Effect.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT


SECTION 6.01 CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS PURCHASE
AGREEMENT

The respective obligations of each Party to effect the Closing and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by agreement of Acquiror, on the one hand, and Company and the Company Stockholders, on the other hand, in whole or in part, to the extent permitted by applicable Law:

         (a) NO ORDER. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereunder; PROVIDED, HOWEVER, that the Parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; PROVIDED, FURTHER, that the failure to obtain a required consent or approval of a Governmental Entity (other than that specified in Section 6.01(b)) of this Purchase Agreement shall not form the basis for an assertion that this condition is not satisfied.

         (b) HSR ACT. The applicable waiting period with respect to the transactions contemplated hereby, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

         (c) COMPANY SECURITIES. Except as set forth in the Company Disclosure Letter, there shall be no other securities of Company outstanding that are securities convertible into or exchangeable for Company Common Stock or any other equity securities of Company and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other equity securities of Company.

         (d) EXON-FLORIO; COGNIZANT AGENCY CONFIRMATION. (i) If an Exon-Florio Notice shall have been filed as provided in Section 2.08(a), the thirty (30) day notice period shall have expired or been earlier terminated without a recommendation by CFIUS that a formal investigation of the transactions contemplated hereunder be commenced; or (ii) if an Exon-Florio Notice shall not have been filed as provided in Section 2.08(a), confirmation shall have been obtained from the Cognizant Agencies that they will not recommend that the Company's security clearances be revoked, suspended or downgraded as a result of the transactions contemplated hereunder, PROVIDED that if all such confirmations are not obtained by June 15, 2000, Acquiror shall consider, in good faith, whether to waive this condition with respect to agencies with which the Company has contracts or subcontracts that Acquiror does not consider to be material to the business of the Company.

SECTION 6.02  ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR

The obligations of Acquiror to effect the Closing and the other transactions contemplated in this Purchase Agreement are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable Law:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company and each Company Stockholder contained in this Purchase Agreement shall be true and correct as of the date of this Purchase Agreement and shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Closing Date as though made as of the Closing Date, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and (ii) changes permitted by or consistent with this Purchase Agreement. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company and each of the Company Stockholders to the foregoing effect.

         (b) AGREEMENTS AND COVENANTS. Company and each Company Stockholder shall have performed or complied in all respects with all Agreements and covenants required by this Purchase Agreement to be performed or complied with by Company or the Company Stockholder, as the case may be, on or prior to the Closing Date. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company (as to Company) and of each Company Stockholder to that effect.

         (c) OPINION OF COUNSEL. Acquiror shall have received from Nixon Peabody, LLP, counsel to Company, an opinion dated the Closing Date, which is reasonable and customary for transactions of the type contemplated by this Purchase Agreement.

         (d) NO CHALLENGE. There shall not be pending any enforcement action or similar proceeding by any state or federal Governmental Entity that is likely to have a Company Material Adverse Effect or, if such action arises in connection with the transactions contemplated hereby, an Acquiror Material Adverse Effect. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company (as to Company) and of each Company Stockholder to that effect.

         (e) COMPANY MATERIAL ADVERSE EFFECT. Since March 31, 2000, there shall not have occurred a Company Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Company Material Adverse Effect) not disclosed in the Company Disclosure Letter as of the date hereof. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company (as to Company) and of each Company Stockholder to that effect.

         (f) CONSENTS. Company and the Company Stockholders shall have procured all consents of third-parties and Governmental Entities specified in Section
3.06 of the Company Disclosure Letter. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company (as to Company) and of each Company Stockholder to that effect.

         (g) RESIGNATIONS OF DIRECTORS. Acquiror shall have received the written resignations of all of the members of the Board of Directors of the Company (effective as of the Closing).

SECTION 6.03 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY AND THE COMPANY STOCKHOLDERS

The obligations of Company and the Company Stockholders to effect the Closing and the other transactions contemplated by this Purchase Agreement are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by Company and the Company Stockholders, in whole or in part, to the extent permitted by applicable Law:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Acquiror contained in this Purchase Agreement shall be true and correct as of the date of this Purchase Agreement and shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Closing Date as though made as of the Closing Date, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and (ii) changes permitted by or consistent with this Purchase Agreement. Company shall have received a certificate of the chief executive officer or chief financial officer of Acquiror to the foregoing effect.

         (b) AGREEMENTS AND COVENANTS. Acquiror shall have performed or complied in all respects with all Agreements and covenants required by this Purchase Agreement to be performed or complied with by them on or prior to the Closing Date except for such noncompliance that does not have an Acquiror Material Adverse Effect. Company shall have received a certificate of the chief executive officer or chief financial officer of Acquiror to that effect.

         (c) RELEASE OF GUARANTEES. The Company Stockholders shall be released from personal guarantees of credit facilities of the Company as such have been disclosed in the Disclosure Letter.

         (d) CONSENT OF LESSOR. The consent of Bethesda Management Company (as landlord, under the Science Park I Office Building Lease in Colorado Springs,
CO) to the contemplated transaction shall be obtained, or otherwise waived by Acquiror.

                                   ARTICLE VII

                                     CLOSING

SECTION 7.01  CLOSING OF SALE AND PURCHASE

Subject to the terms and conditions of this Purchase Agreement, the closing of this Purchase Agreement (the "Closing") will take place after the satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in
Article VI of this Purchase Agreement. The closing date will take place as soon as practicable (but, in any event, no later than the first business day following the tenth (10th) day) after the satisfaction of the latest to occur or, if permissible, waiver, of the conditions set forth in Article VI of this Purchase Agreement (the "Closing Date"), at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, unless another date or place is agreed to in writing by the Parties. The Parties anticipate that the Closing Date shall be on or about June 30, 2000.

SECTION 7.02  DELIVERIES BY THE COMPANY STOCKHOLDERS

At the Closing, the Company Stockholders shall deliver to the Acquiror the following:

         (a) certificates representing the shares of Company Common Stock being sold to Acquiror pursuant to Section 1.01, duly endorsed in blank or with duly executed stock powers attached;

         (b) the certificates required by Sections 6.02(a), 6.02(b), 6.02(d), 6.02(e) and 6.02(f); and

         (c) such other documents as Acquiror may reasonably request.

SECTION 7.03  DELIVERIES BY COMPANY

At the Closing, Company shall deliver to Acquiror the following:

         (a) a certified copy of the resolutions adopted by the Board of Directors of Company authorizing the transactions contemplated by this Purchase Agreement;

         (b) the written resignations of all of the current members of the Board of Directors of Company (effective as of the Closing Date), as required by
Section 6.02(h);

         (c) the certificates required by Sections 6.02(a), 6.02(b), 6.02(d), 6.02(e) and 6.02(f);

         (d) the opinion of Nixon Peabody, LLP, counsel for Company, dated as of the Closing Date, as required by Section 6.02(c);

         (e) certificates of incumbency and specimen signatures of the signatory officers of Company;

         (f) good standing certificates as of a date not more than five days prior to the Closing Date issued by the Secretary of State of the state of incorporation of Company, and of each state in which Company is qualified to do business;

         (g) the articles of incorporation, bylaws, minute books and stock books of Company and all other books and records reasonably requested by Acquiror; and

         (h) such other Documents as Acquiror may reasonably request.

SECTION 7.04  DELIVERIES BY ACQUIROR

At the Closing, Acquiror shall deliver the following:

         (a) by wire transfer to the Company Stockholders the Cash
Consideration;

         (b) the certificates required by Sections 6.03(a) and 6.03(b); and

         (c) such other Documents as Company or the Stockholder Representative may reasonably request.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01  TERMINATION

This Purchase Agreement may be terminated at any time (except where otherwise indicated) prior to the Closing Date:

         (a) by mutual written consent of Acquiror, Company and Company Stockholder;

         (b) (i) by Acquiror, if immediately prior to the anticipated Closing Date any of the conditions provided in Section 6.02 have not been met and such failure has not been cured within twenty (20) business days following receipt by Company of written notice of such failure describing the extent and nature thereof in reasonable detail, or to the extent permitted by applicable law, such conditions have not been waived in writing by Acquiror;

             (ii) by Company and the Company Stockholders, if immediately prior to the anticipated Closing Date, any of the conditions provided in Section
6.03 have not been met and such failure has not been cured within twenty (20) business days following receipt by Acquiror of written notice of such failure describing the extent and nature thereof in reasonable detail, or, to the extent permitted by applicable law, such conditions have not been waived in writing by Company and the Company Stockholder.

         (c) by either Acquiror or Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any other federal or state (but not county or municipal) Governmental Entity preventing or prohibiting consummation of the transactions contemplated hereunder shall have been filed or in effect;

         (d) by either Acquiror, or Company and the Company Stockholders, if the Closing Date shall not have been consummated by July 31, 2000; PROVIDED HOWEVER, that the right to terminate this Purchase Agreement under this Section 8.01(d) shall not be available to (i) Acquiror, where Acquiror's failure to fulfill any obligation under this Purchase Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date, or (ii) Company or any Company Stockholder, where Company's or any Company Stockholder's failure to fulfill any obligation under this Purchase Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

         (e) by either Acquiror, or Company and the Company Stockholders on or after July 31, 2000, if any of the conditions provided in Section 6.01 have not been met, or to the extent permitted by applicable Law, have not been waived by all Parties.

SECTION 8.02  EFFECT OF TERMINATION

In the event of termination of this Purchase Agreement as provided in Section
8.01 of this Purchase Agreement, this Purchase Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company Stockholder, Acquiror, Company or any of their respective directors or officers except (i) nothing herein shall relieve any Party from liability for any breach hereof, (ii) each Party shall be entitled to any remedies at law and in equity for such breach and (iii) Sections 2.12 and 8.02 and Article IX of this Purchase Agreement shall remain in full force and effect and survive any termination of this Purchase Agreement.

SECTION 8.03  AMENDMENT

This Purchase Agreement may be amended by the Parties at any time. This Purchase Agreement may not be amended except by an instrument in writing signed by all of the Parties.

SECTION 8.04  EXTENSION; WAIVER

At any time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any Agreements, documents, certificates or other instruments delivered pursuant hereto and (c) waive compliance with any of the Agreements or conditions contained in this Purchase Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to assert any of its rights under this Purchase Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                      SURVIVAL OF REPRESENTATIONS; REMEDIES

SECTION 9.01  SURVIVAL OF REPRESENTATIONS

All representations, warranties, covenants, indemnities and other agreements made by any Party to this Purchase Agreement herein, shall be deemed made on and as of the Closing Date as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive for a period of eighteen (18) months after the Closing Date; PROVIDED, HOWEVER, that the representations set forth in Section 3.01 (Organization and Qualification), Section 3.04 (Capitalization), Section 3.05 (Authority; Binding Obligation), Section 3.15 (Pension and Benefit Plans), Section 3.16 (Taxes and Tax Matters) and Section 3.22 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations. Notwithstanding anything herein to the contrary, any representation, warranty, covenant, agreement or indemnity which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive solely with respect to such claim until the final resolution thereof.

SECTION 9.02  INDEMNIFICATION BY COMPANY STOCKHOLDERS; RIGHT TO OFFSET

         (a) Anything in this Purchase Agreement to the contrary notwithstanding, the Company Stockholders hereby agree to jointly and severally indemnify, defend and hold Acquiror, the Company and their respective officers and directors, and each person, if any, who controls or may control Acquiror or the Company within the meaning of the Securities Act (all such persons hereinafter are referred to individually as an "Acquiror Indemnified Person" and collectively as "Acquiror Indemnified Persons," but in no event shall any stockholder of the Company prior to the Closing Date be such an Acquiror Indemnified Person) harmless against all Losses resulting from, imposed upon or incurred by any Acquiror Indemnified Person, directly or indirectly, as a result of any of the following:

                  (i) any inaccuracy or breach of a representation or warranty of the Company or the Company Stockholders given or made by the Company or the Company Stockholders in this

Purchase Agreement, or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company or any Company Stockholder pursuant hereto; and

                  (ii) any failure by the Company or the Company Stockholders to perform or comply with any covenant or agreement contained in this Purchase Agreement, or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company and the Company Stockholders pursuant hereto.

         (b) In the event, from time to time, any Acquiror Indemnified Person determines that it has suffered a Loss for which indemnification is available pursuant to this Article IX, the following procedure shall be followed:

                  (i) Acquiror Indemnified Person shall give written notice of any such claim (a "Loss Notice") to the Stockholder Representative specifying in reasonable detail the amount of the claimed Loss (the "Loss Amount") and the basis for such Loss and that the Acquiror intends to offset against the Indemnification Holdback.

                  (ii) Within thirty (30) days after delivery of a Loss Notice, the Stockholder Representative shall provide to Acquiror and the Acquiror Indemnified Person (if not the same Person), a written response (a "Response Notice") in which the Stockholder Representative will (i) agree that an offset in the full Loss Amount may be made against the Indemnification Holdback, (ii) agree that an offset in an amount equal to part, but not all, of the Loss Amount (the "Agreed Amount") may be made against the Indemnification Holdback or (iii) contest making any offset against the Indemnification Holdback. The Stockholder Representative may contest an offset against the Indemnification Holdback upon a good faith belief that all or such portion of such offset does not constitute a Loss for which the Acquiror Indemnified Person is entitled to indemnification under this Article IX. If no Response Notice is delivered by the Stockholder Representative within such thirty (30) day period, the Company Stockholders shall be deemed to have agreed that an offset in the full Loss Amount may be made against the Indemnification Holdback.

                  (iii) If the Stockholder Representative in the Response Notice agrees (or is deemed to have agreed) that an offset may be made against the Indemnification Holdback in an amount equal to the Loss Amount, the Acquiror may, promptly following the earlier of the required delivery date of the Response Notice or the delivery of the Response Notice, cause an offset in the amount of the Loss Amount to be made to the Indemnification Holdback.

                  (iv) If the Stockholder Representative in the Response Notice agrees that an offset in an amount equal to part, but not all, of the Loss Amount (the "Agreed Amount") may be made against the Indemnification Holdback, the Acquiror may, promptly following the earlier of the required delivery date of the Response Notice or the delivery of the Response Notice, cause an offset in the amount of the Agreed Amount to be made to the Indemnification Holdback.

                  (v) If the Stockholder Representative in the Response Notice contests an offset against the Indemnification Holdback equal to all or any part of the Loss Amount (the

"Contested Amount"), the Acquiror Indemnified Person and the Stockholder Representative shall negotiate in good faith to resolve any such dispute. If any such dispute involving claims of less than $1,000,000 cannot be resolved within forty-five (45) days after the receipt by the Acquiror of the Response Notice, the Acquiror Indemnified Person and the Stockholder Representative shall submit the matter to the Boston, MA office of the American Arbitration Association ("AAA") for binding arbitration to be conducted in accordance with the AAA commercial arbitration rules in effect at the time such matter is submitted. If any such matter is submitted to the AAA as provided herein, (A) each of the Acquiror Indemnified Person and the Stockholder Representative will furnish to AAA such workpapers and other documents and information as AAA may request and will be afforded the opportunity to present to AAA any material relevant to the matter, (B) the determination by AAA, as set forth in a notice delivered to the Acquiror Indemnified Person and the Stockholder Representative by AAA, will be binding and conclusive on such parties.

                  (vi) In connection with any such commercial arbitration, the following rules shall also apply: (A) any Party shall have the right to have counsel represent such Party at the arbitration hearing and in pre-arbitration proceedings; (B) all Parties shall be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure; (C) the arbitrator(s) shall have the authority to resolve any discovery disputes and to invoke an action to cease further discovery; (D) each Party to any arbitration proceeding shall have the right to a written transcript made of the arbitration proceedings; (E) each Party shall have the right to file post-arbitration briefs, which shall be considered by the arbitrator(s); and (F) each Party shall bear its own costs and expenses and attorney's fees in connection with such arbitration.

                  (vii) In the event of any disputes involving claims of $1,000,000 or more, any Party shall have the right to bring such action in any state or federal court of competent jurisdiction.

         (c) The indemnity obligations of the Company Stockholders under this
Article IX shall first be satisfied through the exercise by the Acquiror of the right of offset against the aggregate outstanding amount of the Indemnification Holdback. The Indemnification Holdback shall in no way be deemed to be a limitation on the recourse available to any Acquiror Indemnified Person for the indemnification obligations of the Company Stockholders hereunder. Following its exhaustion of its offset rights as set forth above, Acquiror shall have the right to enforce the indemnity obligations of the Company Stockholders under this Article IX through an action in a court of competent jurisdiction.

         (d) The exercise of such right of offset by Acquiror in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Purchase Agreement. Neither the exercise of nor the failure to exercise such right of offset will constitute an election of remedies or limit Acquiror in any manner in the enforcement of any other remedies available to Acquiror.

         (e) Notwithstanding the foregoing provisions of this Section 9.02 to the contrary, the following limitations with respect to the indemnification obligations of the Company Stockholders under Article IX shall apply:

                  (i) The Company Stockholders shall not be liable for any amounts under this Section 9.02 unless and until the aggregate of Losses suffered by the Acquiror Indemnified Party(ies) from all claims for indemnification exceed $100,000, in which case the Company Stockholder shall be liable for the full amount of Losses suffered by the Acquiror Indemnified Party(ies), including the first $100,000;

                  (ii) No claim for any Loss related to any matter which is otherwise adjusted pursuant to the Closing Adjustment or the Accounts Payable Adjustment in accordance with Section 1.04 hereof shall be made;

                  (iii) No claim for any Loss shall be made by the Acquiror Indemnified Party unless such claim (or all similar claims arising out of the same circumstances) exceeds in each instance $10,000; and

                  (iv) In no event shall the Company Stockholders be liable to the Acquiror Indemnified Party(ies) for amounts under this Article IX aggregating in excess of (i) between the date of this Purchase Agreement through and including the first anniversary thereof, the Purchase Price, and (ii) with respect to the claims submitted in writing to the Company Stockholders the day following the first anniversary of this Purchase Agreement through the eighteenth (18th) month after the date of this Purchase Agreement, the sum of $15,000,000; PROVIDED, HOWEVER, that the limitations set forth in this clause
(iv) shall not apply with respect to any Loss which is the result of fraud or intentional misrepresentation on the part of the Company or the Company Stockholders, or to any Loss which is the result of a breach of any representation or warranty set forth in Sections 3.04, 3.15, 3.16, 3.22, 4.01 or 4.06.

SECTION 9.03  INDEMNIFICATION BY ACQUIROR

         (a) Anything in this Purchase Agreement to the contrary notwithstanding, the Acquiror hereby agrees to indemnify, defend and hold the Company Stockholders harmless against all Losses resulting from, imposed upon or incurred by any Company Stockholder, directly or indirectly, as a result of any of the following:

                  (i) any inaccuracy or breach of any representation or warranty of the Acquiror given or made by the Acquiror in this Purchase Agreement or in any certificate document or agreement delivered by or on behalf of the Acquiror pursuant hereto;

                  (ii) any failure by the Acquiror to perform or comply with any covenant or agreement contained in this Purchase Agreement or in any certificate, document or agreement delivered by or on behalf of the Acquiror pursuant hereto; and

                  (iii) the conduct and operation of the business of the Company from and after the Closing Date.

         (b) In the event, from time to time, Company Stockholder determines that it has suffered a Loss for which indemnification is available pursuant to this Article IX, the following procedure shall be followed:

                  (i) Stockholder Representative shall give written notice of any such claim (a "Stockholder Loss Notice") to Acquiror specifying in reasonable detail the amount of the claimed Loss (the "Stockholder Loss Amount") and the basis for such Loss.

                  (ii) Within thirty (30) days after delivery of a Stockholder Loss Notice, Acquiror shall provide to Stockholder Representative a written response (a "Acquiror Response Notice") in which the Acquiror will (i) agree that indemnification of the full Stockholder Loss Amount is appropriate, (ii) agree that indemnification in an amount equal to part, but not all, of the Stockholder Loss Amount (the "Stockholder Agreed Amount") may be made or (iii) contest making any indemnification hereunder. Acquiror may contest the Stockholder Loss Notice upon a good faith belief that all or such portion of the claims thereunder does not constitute a Loss for which the Company Stockholder is entitled to indemnification under this Article IX. If no Acquiror Response Notice is delivered by Acquiror within such thirty (30) day period, Acquiror shall be deemed to have agreed that indemnification in the full Stockholder Loss Amount is warranted.

                  (iii) If Acquiror in the Acquiror Response Notice contests an amount of the indemnification equal to all or any part of the Stockholder Loss Amount (the "Acquiror Contested Amount"), the Acquiror and the Stockholder Representative shall negotiate in good faith to resolve any such dispute. If any such dispute involving claims of less than $1,000,000 cannot be resolved within forty-five (45) days after the receipt by the Acquiror of the Acquiror Response Notice, the Acquiror Indemnified Person and the Stockholder Representative shall submit the matter to the Boston, MA office of the American Arbitration Association ("AAA") for binding arbitration to be conducted in accordance with the AAA commercial arbitration rules in effect at the time such matter is submitted. If any such matter is submitted to the AAA as provided herein, (A) each of the Acquiror and the Stockholder Representative will furnish to AAA such workpapers and other documents and information as AAA may request and will be afforded the opportunity to present to AAA any material relevant to the matter,
(B) the determination by AAA, as set forth in a notice delivered to the Acquiror and the Stockholder Representative by AAA, will be binding and conclusive on such parties.

                  (vi) In connection with any such commercial arbitration, the following rules shall also apply: (A) any Party shall have the right to have counsel represent such Party at the arbitration hearing and in pre-arbitration proceedings; (B) all Parties shall be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure; (C) the arbitrator(s) shall have the authority to resolve any discovery disputes and to invoke an action to cease further discovery; (D) each Party to any arbitration proceeding shall have the right to a written transcript made of the arbitration proceedings; (E) each Party shall have the right to file post-arbitration briefs, which shall be considered by the arbitrator(s); and (F) each Party shall bear its own costs and expenses and attorney's fees in connection with such arbitration.

                  (vii) In the event of any disputes involving claims of $1,000,000 or more, any Party shall have the right to bring such action in any state or federal court of competent jurisdiction.

         (c) The exercise of the right to indemnification by Company Stockholders in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Purchase Agreement. Neither the exercise of nor the failure to exercise such right of offset will constitute an election of remedies or limit Company Stockholders in any manner in the enforcement of any other remedies available to Company Stockholders.

         (d) Notwithstanding the foregoing provisions of this Section 9.03 to the contrary, the following limitations with respect to the indemnification obligations of Acquiror under clauses (i) and (ii) of Section 9.03(a) shall apply:

                  (i) Acquiror shall not be liable for any amounts under this
Section 9.03 unless and until the aggregate of Losses suffered by the Company Stockholders from all claims for indemnification exceed $100,000, in which case the Acquiror shall be liable for the full amount of Losses suffered by the Company Stockholders, including the first $100,000;

                  (ii) No claim for any Loss shall be made by the Company Stockholders unless such claim (or all similar claims arising out of the same circumstances) exceeds in each instance $10,000; and

                  (iii) In no event shall the Acquiror be liable to the Company Stockholders for amounts under this Article IX aggregating in excess of (i) between the date of this Purchase Agreement through and including the first anniversary thereof, the Purchase Price, and (ii) with respect to the claims submitted in writing to Acquiror the day following the first anniversary of this Purchase Agreement through the eighteenth (18th) month after the date of this Purchase Agreement, the sum of $15,000,000.

SECTION 9.04  THIRD PARTY CLAIMS.

The obligations and liabilities of the Company Stockholders and Acquiror with respect to their respective indemnities pursuant to this Article IX, resulting from any Third Party Claim shall be subject to the following terms and conditions:

         (a) The party seeking indemnification (the "Indemnified Party") must give the party obligated to indemnify (the "Indemnifying Party"), notice of any Third Party Claim which is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article IX, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; PROVIDED that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Third Party Claim.

         (b) Subject to Section 9.04(c) below, if the Indemnifying Party assumes responsibility for Losses arising out of such Third Party Claim, then the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

         (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 9.04, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

         (d) Anything in this Section 9.04 to the contrary notwithstanding, neither the Indemnified Party nor the Indemnifying Party shall, without the other party's written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party. In all cases where such release is granted, if a firm written offer is made to settle any Third Party Claim, and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement then (A) the Indemnifying Party shall be excused from and the Indemnified Party shall be solely responsible for all further defense of such Third Party Claim; (B) the maximum liability of the Indemnifying Party relating to such Third Party Claim shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such Third Party Claim is greater than the amount of the proposed settlement; and (C) the Indemnified Party shall pay all attorney's fees and legal costs and expenses incurred after rejection of such settlement by the Indemnified Party, but if the amount thereafter recovered by such Third Party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party shall be reimbursed by the Indemnifying Party for such attorney's fees and legal costs and expenses up to the maximum amount equal to the difference between the amount recovered by such Third Party and the amount of the proposed settlement.

SECTION 9.05  NO RECOURSE AGAINST THE COMPANY

The Company Stockholders each hereby irrevocably waive any and all right to recourse against the Company with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by the Company in this Purchase Agreement or any other agreements and documents executed or to be executed by the Parties hereto in order to consummate the transactions contemplated by this Purchase Agreement. No Company Stockholder shall be entitled to contribution from, subrogation to or recovery against the Company with respect to any liability of any Company Stockholder that may arise under or pursuant to this Purchase Agreement or any of the other agreements and documents executed or to be executed by the Parties hereto in order to consummate the transactions contemplated by this Purchase Agreement or such other agreements and documents contemplated hereby.

SECTION 9.06  REMEDIES CUMULATIVE

Subject to the limitations and qualifications set forth in this Article IX, the remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other parties, or their respective successors or assigns.

                                    ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.01  NOTICES

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses or sent by electronic transmission to the following facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

                  (a)      If to Acquiror:

                           The Titan Corporation
                           3033 Science Park Road
                           San Diego, California 92121
                           Facsimile:   (619) 552-9759
                           Attention:   Nicholas J. Costanza, Esq.,
                                        General Counsel

                           With a copy (which shall not constitute notice) to:

                           Hogan & Hartson L.L.P.
                           8300 Greensboro Drive
                           Suite 1100
                           McLean, Virginia  22102
                           Facsimile:   (703) 610-6200
                           Attention:   Richard K.A. Becker, Esq.

                  (b)      If to the Company Stockholder or Company:

                           Dr. Fredrick Yeatts
                           9 Wilson Road
                           Bedford, Massachusetts  01730
                           Facsimile:   (781) 271-9827

                           With a copy (which shall not constitute notice) to:

                           Nixon Peabody, LLP
                           101 Federal Street
                           Boston, Massachusetts  02110
                           Facsimile:   (617) 345-1300
                           Attention:   David R. Gluck, Esq.

SECTION 10.02  HEADINGS

The headings contained in this Purchase Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Purchase Agreement.

SECTION 10.03  SEVERABILITY

If any term or other provision of this Purchase Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Purchase Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Purchase Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.04  ENTIRE AGREEMENT

This Purchase Agreement (together with the Exhibits, Schedules, the Company Disclosure Letter and the Acquiror Disclosure Letter and the other documents delivered pursuant hereto) constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 10.05  ASSIGNMENT

Neither this Purchase Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties; PROVIDED, HOWEVER, that Acquiror shall have the right to assign this Purchase Agreement without the prior written consent of the other Parties to a direct or indirect Subsidiary of the Acquiror, including but not limited to Titan Systems Corporation, but no such assignment shall relieve Acquiror of its obligations hereunder. Subject to the preceding sentence, this Purchase Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

SECTION 10.06  NO BROKERS

Each party hereto represents to the other parties that such party has not engaged any broker, finder or agent in connection with the transactions contemplated hereunder that will result in any unpaid liability to any broker, finder or other agent for brokerage fees, finder's fees or commissions.

SECTION 10.07  PARTIES IN INTEREST

This Purchase Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Purchase Agreement, express or implied, other than the rights of the Acquiror Indemnified Persons pursuant to Article IX, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Purchase Agreement.

SECTION 10.08  MUTUAL DRAFTING

Each Party has participated in the drafting of this Purchase Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. Consequently, this Purchase Agreement shall be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.

SECTION 10.09  GOVERNING LAW

This Purchase Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

SECTION 10.10  COUNTERPARTS

This Purchase Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.11  SINGULAR AND PLURAL

Any reference in this Purchase Agreement to the singular includes a reference to the plural and VICE VERSA.

SECTION 10.11  POST-CLOSING ACCESS TO RECORDS

After the Closing Date, the Company Stockholders shall be granted reasonable access to the books and records of the Company in order to defend indemnification claims, file tax returns, and take other similar actions. Acquiror shall maintain the records of the Company from the Closing Date through the tolling of all applicable statutes of limitation periods relating to taxation, indemnification and litigation matters.

                                   ARTICLE XI

                                   DEFINITIONS

         For purposes of this Purchase Agreement, the following terms, and the singular and plural thereof, shall have the meanings set forth below:

         "Accounts Payable Adjustment" is defined in Section 1.04(b) of this Purchase Agreement.

         "Acquiror" is defined in the Preamble to this Purchase Agreement.

         "Acquiror Audited Balance Sheet" is defined in Section 4.07(a) of this Purchase Agreement.

         "Acquiror Contested Amount" is defined in Section 9.03 of this Purchase Agreement.

         "Acquiror Disclosure Letter" is defined in Article V of this Purchase Agreement.

         "Acquiror Material Adverse Effect" means any event, change or effect that, individually or when taken together with any related events, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), Assets or liabilities of Acquiror and its Subsidiaries, taken as a whole, except to the extent that any such event, change or effect is directly caused by: (a) the announcement, pendency or process of effectuating the transactions contemplated by this Purchase Agreement; or (b) a change in the market price or trading volume of the securities of Acquiror.

         "Acquiror Response Notice" is defined in Section 9.03 of this Purchase Agreement.

         "Affiliate" means: (a) with respect to an individual, any member of such individual's family; (b) with respect to an entity, any officer, director, stockholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or entity.

         "Agreed Amount" is defined in Section 9.02(b) of this Purchase
Agreement.

         "Agreement" means any agreement between or among two or more Persons with respect to their relative rights and/or obligations or with respect to a thing done or to be done, including, without limitation, agreements denominated as contracts, leases, promissory notes, covenants, easements, rights of way, commitments, arrangements and understandings.

         "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

         "business day" means a day other than a Saturday, a Sunday or any other day on which commercial banks in the State of California are authorized or obligated to be closed.

         "Cash Consideration" is defined in Section 1.03 of this Purchase Agreement.

         "Closing Adjustment" is defined in Section 1.04(b) of this Purchase Agreement.

         "Closing Date" is defined in Section 7.01 of this Purchase Agreement.

         "Code" means the United States Internal Revenue Code of 1986, as amended. "Cognizant Agencies" is defined in Section 2.08(d) of this Purchase Agreement.

         "Company" is defined in the Preamble to this Purchase Agreement.

         "Company Reviewed Balance Sheet" is defined in Section 3.08(a) of this Purchase Agreement.

         "Company Benefit Plans" means all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, whether or not terminated, and trust agreements and insurance contracts under or with respect to which Company has or could have any liability, contingent, secondary or otherwise.

         "Company Common Stock" is defined in Section 3.04 of this Purchase Agreement.

         "Company Contracts" is defined in Section 3.12 of this Purchase Agreement.

         "Company Disclosure Letter" is defined in Article III of this Purchase Agreement.

         "Company Financial Statement" is defined in Section 3.08(a) of this Purchase Agreement.

         "Company Material Adverse Effect" means any event, change or effect that, individually or when taken together with any related events, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), Assets or liabilities of the Company.

         "Company Pension Plan" means any Company Benefit Plans that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

         "Company Stockholders" is defined in the Preamble to this Purchase Agreement.

         "Company Stock Plan" means any Company Benefit Plan pursuant to which Company is or may become obligated to, or obligated to cause another Person to, issue, deliver or sell shares of capital stock of Company, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of Company.

         "Company Tax Returns" means all Tax Returns required to be filed by Company (without regard to extensions of time permitted by law or otherwise).

         "Contested Amount" is defined in Section 9.02(b) of this Purchase Agreement.

         "Control" (including the terms "Controlled by" and "under common Control with") means, as used with respect to any Person, possession of power (directly or indirectly or as a trustee or executor) to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, as trustee or executor, by Agreement or otherwise).

          "Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, claim or equity of any kind.

         "Environmental Laws" means any federal, state or local Law relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment including, without limitation, Laws relating to emissions, discharges, releases or threatened release of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Exon-Florio Notice" is defined in Section 2.08(a) of this Purchase Agreement.

         "GAAP" means United States generally accepted accounting principles.

         "Government Property" means property or equipment in the possession of or directly acquired by a Governmental Entity and subsequently made available to the Company or any other property or equipment otherwise acquired by the Company to which a Governmental Entity has title.

         "Governmental Entities" (including the term "Governmental") means any governmental, quasi-governmental or regulatory authority, whether domestic or foreign.

         "Hazardous Material" means (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601(14); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. Section 9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; and (vii) any asbestos, polychlorinated biphenyl ("PCB"), radium, or isomer of dioxin, or any material or thing containing or composed of such substance or substances.

         "Holdback Consideration" is defined in Section 1.03 of this Purchase Agreement.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Indemnification Holdback" is defined in Section 1.03 of this Purchase Agreement.

         "Indemnified Party" is defined in Section 9.04 of this Purchase Agreement.

         "Indemnifying Party" is defined in Section 9.04 of this Purchase Agreement.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patent disclosures, industrial designs, utility models and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, trade dress, domain names, web site addresses, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all registered and unregistered copyrights, all rights to database information, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith,
(e) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, software, databases, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all rights, including rights of privacy and publicity, to use the names, likenesses and other personal characteristics of any individual, and (g) other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium) existing in any part of the world (including all computer software and related data and documentation).

         "Inventory" means all new materials, work in progress, finished goods and inventorable supplies.

         "knowledge" will be deemed to be present with respect to Company when the matter in question is known, or upon reasonable investigation, should have been known, to the Company.

         "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and Assets thereof (including, without limitation, Laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

         "License" means any franchise, grant, authorization, license, tariff, permit, easement, variance, exemption, consent, certificate, approval or order of any Governmental Entity.

         "Loss Amount" is defined in Section 9.02(b) of this Purchase Agreement.

         "Loss Notice" is defined in Section 9.02(b) of this Purchase Agreement.

         "Losses" means all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

         "Massachusetts Law" means the Massachusetts Business Corporation Law, as amended.

         "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which Company contribute, have an obligation to contribute, or have at any time since September 2, 1974, contributed or been obligated to contribute.

         "Ordinary Course of Business" means ordinary course of business consistent with past practices and reasonable business operations.

         "Party" and "Parties" are defined in the Preamble to this Purchase Agreement.

         "Permitted Encumbrance" means (i) easements, rights of way, minor irregularities of title, and liens for taxes not yet due and payable, (ii) landlord, warehouse and materialmen's liens and (ii) other Encumbrances similar to clauses (i) and (ii); provided, however, that any or all of the foregoing do not materially affect the utility or value of the Assets or other matters to which they relate.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity, or a Governmental Entity.

         "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by Company; (b) to which Company contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for Company and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

         "Post-Signing Returns" is defined in Section 2.04 of this Purchase Agreement.

         "Purchase Price" is defined in Section 1.02 of this Purchase Agreement.

         "Response Notice" is defined in Section 9.02(b) of this Purchase Agreement.

         "Retention Bonus Pool" is defined in Section 1.03 of this Purchase Agreement.

         "Section 338(h)(10) Election" is defined in Section 2.13 of this Purchase Agreement.

         "Securities Act" is defined as the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "September 2000 Company Tax Returns" is defined in Section 2.04 of this Purchase Agreement.

         "Stockholder Agreed Amount" is defined in Section 9.03 of this Purchase Agreement.

         "Stockholder Loss Amount" is defined in Section 9.03 of this Purchase Agreement.

         "Stockholder Loss Notice" is defined in Section 9.03 of this Purchase Agreement.

         "Stockholders' Representative" is defined in Section 1.04(c) of this Purchase Agreement.

         "Subsidiary" means a corporation, partnership, joint venture or other entity of which any Person owns, directly or indirectly, at least fifty percent (50%) of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise control of such entity.

         "Tax Adjustment" is defined as the total amount determined to be due and owing by Company under the September 2000 Company Tax Returns, as set forth in Section 2.04.

         "Taxes" (including the terms "Tax" and "Taxing") means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, AD VALOREM, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

         "Tax Liabilities" means any action, suit, proceeding, audit, investigation or claim pending or threatened in respect of any Taxes for which Company is or may become liable, or any deficiency or claim for any such Taxes that has been to Company's knowledge proposed, asserted or threatened.

         "Tax Returns" means all federal, state, local, foreign and other applicable returns, declarations, reports and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service, and its successors, or any other Governmental Entity or Tax authority or agency, including, without limitation, consolidated, combined and unitary tax returns.

         "Third Party Claim" means any claim or other assertion of liability by any third party.
         "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

         "Year 2000 Compliant" is defined in Section 3.23(a) of this Purchase Agreement.



      [Remainder of Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed and delivered, or have caused this Purchase Agreement to be duly executed and delivered, as of the date first set forth hereinabove.

                                  THE TITAN CORPORATION



                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------


                                  SENCOM CORP.



                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------

                                  COMPANY STOCKHOLDER


                                  ----------------------------------------------
                                  Dr. Fredrick Yeatts

                                    EXHIBIT A

                              COMPANY STOCKHOLDERS


---------------------------------------------- ---------------------------------------- ------------------------------
                                                          SHARES OF COMPANY                PERCENTAGE INTEREST OF
              NAME AND ADDRESS                              COMMON STOCK                           COMPANY
---------------------------------------------- ---------------------------------------- ------------------------------
Dr. Fredrick Yeatts                                          100 shares                             100%
9 Wilson Road
Bedford, Massachusetts  01730
---------------------------------------------- ---------------------------------------- ------------------------------
